Normandy Mining Limited

Exhibit 20.4

Statements of Financial Performance

for the year ended 30 June

		Consolidated
		2001	2000	1999
	Notes	A$M	A$M	A$M
Sales revenue	2	1,543.7	1,323.6	1,356.1
Cost of production		(1,204.5)	(977.6)	(1,037.9)

Gross profit		339.2	346.0	318.2

Other revenue from ordinary activities	2	28.2	25.2	31.6
Proceeds on sale of assets	2	152.9	213.0	245.9
Book value of assets sold		(116.9)	(170.6)	(200.1)
Gain on redesignation of gold hedge		—	—	147.7
Share of net profit/(loss) of associates and joint ventures accounted for using the equity method		(4.8)	20.1	12.0
Exploration and evaluation expenses	14
—current year		(58.1)	(46.6)	(70.9)
—previously capitalised		(31.0)	—	(7.1)
Administration expenses		(64.6)	(60.4)	(87.7)
Borrowing costs		(112.0)	(66.7)	(48.4)
Net write off of non-current assets		(220.0)	(515.3)	(149.9)
Other expenses from ordinary activities		(15.9)	(30.1)	(78.5)

Profit/(loss) from ordinary activities		(103.0)	(285.4)	112.8

Income tax (expense)/benefit relating to ordinary activities	5	(20.4)	(37.3)	8.7

Profit/(loss) from ordinary activities after related income tax		(123.4)	(322.7)	121.5
Net profit/(loss) attributable to outside equity interests		(31.2)	40.4	(17.7)

Net profit/(loss) attributable to members of the parent entity		(154.6)	(282.3)	103.8

Increase in asset revaluation reserve on revaluation of non-current assets		—	—	1.9
Increase/(decrease) in foreign currency translation reserve arising on translation of self-sustaining foreign operations	23	28.3	17.0	(15.3)
Adjustment to retained profits at 1 July 1998 as a result of the adoption of revised Accounting Standard AASB1016 “Accounting for Investments in Associates”		—	—	(67.8)

Total revenue, expense, valuation and new accounting standards adjustments attributable to members of the parent equity recognised directly in equity		28.3	17.0	(81.2)

Total changes in equity other than those resulting from transactions with owners as owners		(126.3)	(265.3)	22.6

Earnings per share
—Basic (cents per share)	22	(8.6)	(16.2)	6.1

The above Statements of Financial Performance should be read in conjunction with the accompanying notes

Normandy Mining Limited

Statements of Financial Position

as of 30 June

		Consolidated
		2001	2000
	Notes	A$M	A$M
Current assets
Cash assets	7	344.8	245.4
Receivables	8	123.7	124.0
Inventories	9	169.5	129.6
Other financial assets	12	21.3	49.6
Other	17	140.6	123.5

Total current assets		799.9	672.1

Non-current assets
Receivables	8	11.2	27.3
Tax assets	10	102.3	86.4
Investments accounted for using the equity method	11	244.0	446.8
Other financial assets	12	141.0	271.7
Development properties	13	499.5	310.7
Exploration and evaluation expenditure	14	151.7	175.1
Property, plant and equipment	15	1,750.0	1,403.6
Intangible assets	16	44.2	47.5
Other	17	102.7	185.0

Total non-current assets		3,046.6	2,954.1

Total assets		3,846.5	3,626.2

Current liabilities
Payables		249.8	162.4
Interest bearing liabilities	18	114.0	111.1
Provisions	19	216.8	222.4
Tax liabilities	20	21.8	27.4

Total current liabilities		602.4	523.3

Non-current liabilities
Interest bearing liabilities	18	1,181.8	1,438.6
Provisions	19	268.9	401.7
Tax liabilities	20	255.0	189.3
Other	21	140.4	87.3

Total non-current liabilities		1,846.1	2,116.9

Total liabilities		2,448.5	2,640.2

Net assets		1,398.0	986.0

Equity
Contributed equity	22	1,593.9	1,155.5
Reserves	23	71.4	45.0
Accumulated losses	23	(434.8)	(251.9)

Equity attributable to members of Normandy Mining Limited		1,230.5	948.6
Outside equity interests in controlled entities	24	167.5	37.4

Total equity	25	1,398.0	986.0

The above Statements of Financial Position should be read with the accompanying notes

Normandy Mining Limited

Statements of Cash Flows

for the year ended 30 June

		Consolidated
	Notes	2001 A$M	2000 A$M	1999 A$M
Cash flows from operating activities
Receipts from sales		1,576.6	1,302.7	1,315.5
Payments to suppliers and employees		(1,186.9)	(1,051.0)	(1,014.1)
Interest received		22.5	27.7	25.6
Dividends received		42.6	19.3	6.6
Other receipts		—	13.6	25.3
Income tax paid		(38.9)	(31.5)	(34.9)
Interest and other costs of finance paid		(93.8)	(64.9)	(52.0)

Net cash inflow from operating activities	26(d)	322.1	215.9	272.0

Cash flows from investing activities
Payments for property plant & equipment		(133.6)	(130.9)	(237.1)
Interest capitalised on qualifying assets		(12.9)	(15.7)	(4.0)
Payments for development projects		(87.8)	(101.9)	(19.7)
Payments for exploration and evaluation		(62.8)	(58.6)	(110.1)
Payments for investments		(9.3)	(26.4)	(482.3)
Proceeds from sale of non-current assets		26.9	39.0	16.0
Proceeds from sale of investments		130.3	63.7	24.7
Repayments of loans by other entities		113.0	0.1	24.7
Realisation of hedge book		—	—	659.9
Loans to other entities		(4.1)	(36.4)	(43.3)
Businesses acquired	26(e)	48.3	46.4	(44.2)
Businesses disposed	26(f)	71.8	105.9	196.8

Net cash inflow/(outflow) from investing activities		79.8	(114.8)	(18.6)

Cash flows from financing activities
Repayments of borrowings		(649.7)	(647.8)	(626.0)
Proceeds from borrowings		347.3	424.1	608.8
Dividends paid to outside equity interests in controlled entities		(20.9)	(11.9)	(8.3)
Dividends paid	6	(74.3)	(68.1)	(51.7)
Proceeds from issue of shares		93.8	—	0.1

Net cash outflow from financing activities		(303.8)	(303.7)	(77.1)

Net increase/(decrease) in cash		98.1	(202.6)	176.3
Cash at beginning of financial year		245.4	439.9	256.1
Effect of changes in the exchange rate on cash held in foreign currencies at the beginning of the financial year		1.3	8.1	7.5

Cash at end of financial year	26(a)	344.8	245.4	439.9

The above Statements of Cash Flows should be read in conjunction with the accompanying notes

Normandy Mining Limited

Statement of Shareholder’s Equity

		Consolidated
	Notes	Number of Shares	Ordinary Share Capital A$M	Non- distributable Reserves A$M	Foreign Currency Translation A$M	Retained Profits (Accumulated Losses) A$M	Outside Equity Interests A$M	Total A$M
Balance at 30 June 1998		1,670,456,957	334.1	765.7	41.4	169.3	187.7	1,498.2

Net profits attributable to members of the parent entity		—	—	—	—	103.8	—	103.8
Dividends provided for or paid	6					(80.9)	—	(80.9)
Exercise of unlisted options	22	257,126	0.1	—	—	—	—	0.1
Exercise of listed options	22	1,416	—	—	—	—	—	—
Employee Share Investment Plan issue	22	1,796,100	2.5	—	—	—	—	2.5
Dividend Reinvestment Plan issue	22	25,054,747	27.9	—	—	—	—	27.9
Share Investment Plan issue	22	19,613,364	—	—	—	—	—	—
Transfer of reserves to share capital		—	765.7	(765.7)	—	—	—	—
Opening adjustment for adoption of new accounting standard	23	—	—	1.9	—	—	—	1.9
Change in foreign currency translation reserve adjustment	23	—	—	—	(15.3)	—	—	(15.3)
Adjustment to retained earnings on adoption of new accounting standard		—	—	—	—	(67.8)	—	(67.8)
Change in outside equity interests, capital, reserves and retained earnings		—	—	—	—	—	(97.3)	(97.3)

Balance at 30 June 1999		1,717,179,710	1,130.3	1.9	26.1	124.4	90.4	1,373.1

Net loss attributable to members of the parent entity		—	—	—	—	(282.3)	—	(282.3)
Dividends provided for or paid	6	—	—	—	—	(94.0)	—	(94.0)
Employee Investment Plan issue	22	484,300	0.5	—	—	—	—	0.5
Dividend Reinvestment Plan issue	22	23,427,339	24.7	—	—	—	—	24.7
Share Investment Plan issue	22	10,467,382	—	—	—	—	—	—
Change in foreign currency translation reserve adjustment	23	—	—	—	17.0	—	—	17.0
Change in outside equity interests, capital, reserves and retained earnings		—	—	—	—	—	(53.0)	(53.0)

Balance at 30 June 2000		1,751,558,731	1,155.5	1.9	43.1	(251.9)	37.4	986.0

Net loss attributable to members of the parent entity		—	—	—	—	(154.6)	—	(154.6)
Dividends provided for or paid	6	—	—	—	—	(30.2)	—	(30.2)
Exercise of unlisted options	22	8,998	—	—	—	—	—	—
Issue of shares	22	446,100,000	419.8	—	—	—	—	419.8
Employee Investment Plan issue	22	1,453,350	1.6	—	—	—	—	1.6
Dividend Reinvestment Plan issue	22	17,439,957	17.0	—	—	—	—	17.0
Share Investment Plan issue	22	14,732,563	—	—	—	—	—	—
Change in foreign currency translation reserve adjustment	23	—	—	—	28.3	—	—	28.3
Transfer from asset revaluation reserve to accumulated losses	23	—	—	(1.9)	—	1.9	—	—
Change in outside equity interests, capital, reserves and retained earnings		—	—	—	—	—	130.1	130.1

Balance at 30 June 2001		2,231,293,599	1,593.9	—	71.4	(434.8)	167.5	1,398.0

The above Statements of Shareholder Equity should be read in conjunction with the accompanying notes

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This general purpose financial report has been prepared in accordance with applicable Accounting Standard, Urgent Issues Group Consensus Views and the Corporations Act 2001. It is prepared in accordance with the historical cost convention, except for certain assets which are noted as at valuation. The accounting policies adopted are consistent with those of the previous year.

The directors have elected under section 334 (5) of the Corporations Act 2001 to apply Accounting Standard AASB 1041 “Revaluation of Non-Current Assets” for this financial year, even though the standard is not required to be applied until annual reporting periods beginning on or after 30 September 2001.

This financial report has been prepared using Australian dollars.

(a)    Principles of consolidation

The consolidated financial statements are presented as one set of financial statements and include all entities which comprise the Normandy Mining Limited consolidated entity, being the parent entity and its controlled entities. There are no controlled entities in the consolidated entity other than those listed in Note 28. The effects of all transactions between entities within the consolidated entity are eliminated in full.

(b)    Foreign currencies

Transactions denominated in foreign currencies have been brought to account at the exchange rates ruling at the time of the transactions. At balance date, foreign currency receivables and payables are translated at exchange rates ruling at that date.

Exchange gains and losses and hedging costs arising on contracts entered into as hedges of specific revenue or expense transactions are deferred until the date of such transactions at which time they are included in the determination of such revenues or expenses.

Assets and liabilities of self-sustaining overseas controlled entities are translated at exchange rates ruling at balance date and any exchange gain or loss arising on translation is carried directly to a foreign currency translation reserve.

When anticipated purchase or sale transactions have been hedged, actual purchases or sales which occur during the hedged period are accounted for as having been hedged until the amounts of those transactions are fully allocated against the hedged amounts.

Where a hedge transaction is terminated early and the anticipated transaction is still expected to occur as designated the deferred gains and losses that arose on the hedge prior to its termination continue to be deferred and are included in the measurement of the purchase or sale or interest transaction when it occurs. Where a hedge transaction is terminated early because the anticipated transaction is no longer expected to occur as designated, deferred gains and losses that arose on the hedge prior to its termination are included in the statement of financial performance for the period.

(c)    Revenue

Gold bullion is taken up as a sale in the period during which it is shipped from the mine, provided it is either sold or delivered to a gold refinery within the normal time span. Bullion delivered against forward sales contracts is accounted for at the contract rate. Base metal concentrate sales are recognised at the estimated sales value when delivery has occurred and pricing is determinable and adjusted for variations in metal price, assay, weight and currency at the time of final settlement. Other sales are taken up when title passes.

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

Gold bullion held at year end is valued at the contract rates for those hedges it is expected to be delivered into. Base metal concentrate debtors are valued at the relevant forward contract US dollar rate.

Royalty revenue is recognised on an accrual basis in accordance with the substance of the relevant agreement.

Gains or costs arising upon entry into hedging transaction intended to hedge the sale of goods, together with subsequent exchange gains or losses resulting from those transactions are deferred up to the date of sale and included in the measurement of the sale.

If the hedging transaction is terminated prior to its maturity date and the hedged transaction is still expected to occur, deferral of any gains and losses which arose prior to termination continues and those gains and losses are included in the measurement of the hedged transaction.

In those circumstances where a hedging transaction is terminated prior to maturity because the hedged transaction is no longer expected to occur, any previously deferred gains and losses are recognised in the statements of financial performance at the date of termination.

If a hedge transaction relating to a commitment for the sale of goods or services is redesignated as a hedge of another specific commitment and the original transaction is still expected to occur, the gains and losses that arise on the hedge prior to its redesignation are deferred and included in the measurement of the original sale when it takes place. If the hedge transaction is redesignated as a hedge of another commitment because the original sale transaction is no longer expected to occur, the gains and losses that arise on the hedge prior to its redesignation are recognised in the statements of financial performance at the date of the redesignation.

(d)    Receivables

Receivables are recorded at amounts due less any provision for doubtful debts.

(e)    Derivatives

Derivative financial instruments are not recognised in the financial statements on inception. The costs associated with entering hedge transactions in respect of commodity sales together with gains or losses to the date of sale are deferred and included in the measurement of the final sale price. Additional information in respect of hedging is set out in Note 32.

The amount received or paid under interest rate swaps is recognised as an adjustment to interest rate expense when the cash flow takes place.

(f)    Income tax

Income tax has been brought to account using the liability method of tax effect accounting, whereby the income tax expense for the year is matched with the accounting profit after allowance for permanent differences. Income tax set aside on cumulative timing differences is brought to account as either a deferred income tax liability or an asset described as a future income tax benefit at the rate of income tax applicable to the period in which the liability will become payable or the benefit will be received. The future income tax benefit relating to tax losses is not carried forward as an asset unless the benefit can be regarded as being virtually certain of realisation. The future income tax benefit relating to timing differences is not carried forward as an asset unless its realisation is assured beyond any reasonable doubt. No provision has been made for any taxes on capital gains which could arise in the event of a sale of certain revalued non-current assets for the amount at which they are stated in the financial statements as it is not expected that any such liability will crystallise.

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

(g)    Goodwill

Goodwill is measured as the excess of the cost of acquisition over the fair value of the identifiable net assets acquired. Amortisation is provided on a straight line basis over the period during which the benefits are expected to arise based on the life of the mine or over a period of twenty years whichever is the lesser.

(h)    Inventories

Inventories, apart from gold bullion, are valued at the lower of cost or net realisable value. Costs are assigned to inventories on hand by the method most appropriate to each class of inventory with the majority being valued on an average cost basis. Costs of production include fixed and variable direct costs and an appropriate portion of fixed overhead expenditure, depreciation and mine amortisation.

(i)    Other financial assets

The consolidated entity’s investments in listed shares and other corporations are carried at the lower of cost or recoverable amount. Dividend income attributable to the investments is recognised in profits when received. Loans to other corporations are recorded at amounts due less any provisions for doubtful loans.

(j)    Joint ventures

(i)	Joint venture operations

The proportionate interests in the assets and liabilities of joint venture operations have been incorporated in the financial statements under the appropriate headings. Details of the joint ventures are set out in Note 29.

(ii)    Joint Venture entities

The consolidated entity’s interest in the assets, liabilities and expenses of a joint venture entities are accounted for using the equity method. Additional information is provided in note 30.

(k)    Associated entities

The equity method is applied in respect of investments in associated entities in which the consolidated entity has the ability to exercise significant influence over the operating and financial policies of the investee. In the absence of evidence to the contrary, a 20% to 50% ownership interest is presumed to provide the consolidated entity significant influence.

(l)    Exploration and evaluation expenditure

Exploration and evaluation expenditure incurred by the consolidated entity is accumulated for each area of interest and recorded as an asset, if either:

(i)	it is expected to be recouped through successful development of and production from the area, or by its sale; or

(ii)	significant exploration or evaluation of the area is continuing.

The expenditure incurred in areas of interest located around existing milling facilities is provided for over the life of the milling facilities. Expenditure on all other areas of interest is expensed for as the expenditure is incurred other than for exploration assets acquired, which are initially recorded at cost.

The recoverable amount of each area of interest is determined on a bi-annual basis so that the net carrying amount does not exceed the recoverable amount. For areas of interest which are not considered to have any commercial value, or where exploration rights are no longer current, the capitalised amounts are written off against the provision and any remaining amounts are charged against profit.

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

(m)    Development properties

Where it has been established to the satisfaction of Directors that ore reserves or mineral resources exist, development expenditure is accumulated as development properties. No amortisation is provided in respect of development properties until they are reclassified as mine properties following commencement of production.

(n)    Depreciation and amortisation

Mine properties are amortised on a units of production basis once production has commenced. Property, plant and equipment specific to mine properties are depreciated over the lesser of the expected useful life on a straight-line basis or the life of the mine on a units of production basis. The units of production method causes rates of depreciation and amortisation to vary according to the rate at which production has depleted the estimated future mineable reserves of the respective mines. Other property, plant and equipment are depreciated on a straight-line basis over the expected useful life. Land is not subject to depreciation.

For open pit mines, estimated future mineable reserves are comprised of proved and probable reserves of the mine site.

For underground mines, estimated future mineable reserves are based on the consolidated entity’s informal resource category denoted as High Confidence Resource (HCR). Underground mining has usually well established reserve positions that are accompanied by less well-defined mineralization that is recognized to have a high probability of future conversion to reserve category.

(o)    Prepaid/Deferred mining costs

Direct expenditure on surface mining is charged to operations at the life of mine stripping ratio of ore to waste for each pit. Under this method, costs are deferred when the actual stripping ratio exceeds the average life of mine stripping ratio and accrued when the actual stripping ratio is below the average life of mine ratio. The consolidated weighted-average waste ore ratio used for the years ended 30 June 2001, 2000 and 1999 are 5.20, 5.22 and 4.01, respectively.

Costs incurred in developing drives in underground mines are apportioned over the life of the mine using a pre-determined ratio of development metres to tonnes of ore reserve. A prepayment or provision is booked whenever the metres developed for a period differs from the mine life ratio.

Prepaid mining costs are disclosed in Note 17 “Other Assets” and deferred mining costs are disclosed in Note 19 “Provisions”.

These costs are incurred in waste removal activities and relate directly to the ounces produced over the life of the mine. Complete reversal of these amounts does not occur until the ultimate closure of the mine.

Periodically, the consolidated entity reviews the recoverable value of prepaid mining costs as part of a review of asset carrying values associated with each mine. The review is based on current factors surrounding the mine, including any changes in the expected life of the mine and the price of gold. If the recoverable value of these assets, taken as a whole, has fallen below the carrying value, the assets are written down to recoverable value.

(p)    Recoverable amount of non-current assets

Each reporting period, the recoverable amount of all non-current assets is assessed.

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

Where the carrying amount of a non-current asset is greater than its recoverable amount, the asset is revalued down to its recoverable amount. Where net cash inflows are derived from a group of assets working together, such as at a mining operation, recoverable amount is determined on the basis of the relevant group of assets.

The expected net cash flows included in determining recoverable amounts of non-current assets are discounted to their present values using a market-determined, risk-adjusted discount rate. The effect of capital gains tax has not been taken into account.

(q)    Mine completion costs

Provision is made for estimated rehabilitation expenditure, decommissioning and closure costs using the incremental method on a units of production basis over the life of the mine from the time production commences. Future total mine completion costs are estimated annually on an undiscounted basis taking into account all current environmental and legal requirements and if material, are adjusted in the period of change.

Rehabilitation costs recognised include regrading of waste dumps, revegetation and erosion and drainage control, in order to allow for relinquishment of mining titles with no ongoing maintenance costs. Rehabilitation costs associated with exploration and evaluation activities are treated as exploration and evaluation expenditure.

(r)    Employee entitlements

Provision is made for all known obligations in respect of employees. Annual leave, long service leave and vested sick leave are provided at the current rate of pay as per the relevant awards and employee contracts. Provisions for long service leave commence at the anniversary of three years of service, with further amounts being provided as the entitlement grows beyond three years. It is expected that the resultant provision for long service leave will approximate the present value of the estimated future cash outflows associated with long service leave.

Additional information in respect of employee entitlements including ownership based remuneration schemes is provided in Note 36.

(s)    Accounts payable

Trade payables and other accounts payable are recognised when the economic entity becomes obliged to make future payments resulting from the purchase of goods and services.

(t)    Acquisition of assets

Assets acquired are recorded at the cost of acquisition, being the purchase consideration determined as at the date of acquisition plus costs incidental to the acquisition. In the event that settlement of all or part of the cash consideration given in the acquisition of an asset is deferred, the fair value of the purchase consideration is determined by discounting the amounts payable in the future to their present value as at the date of acquisition.

(u)    Borrowing costs

Borrowing costs are expensed as incurred except where they relate to the financing of projects under construction where they are capitalised up to the date of commissioning or sale. Capitalised borrowing costs are amortised from the commencement of commercial production.

(v)    Interest bearing liabilities

Debentures, bank loans and other loans are recorded at an amount equal to the net proceeds received. Interest expense is recognised on an accrual basis. Ancillary costs incurred in connection with the arrangement of borrowings are deferred and amortised on a straight line basis over the period of borrowing.

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

(w)    Rounding amounts

The Company is of the kind referred to in Class order 98/100 dated 10 July 1998 issued by the Australian Securities and Investment Commission. In accordance with that Class Order amounts in this report and the financial report have been rounded to the nearest one hundred thousand dollars, except where rounding to the nearest one thousand dollars is required.

(x)    Comparative amounts

The consolidated entity has adopted the presentation and disclosure requirements of Accounting Standards AASB 1018 “Statement of Financial Performance”, AASB 1034 “Financial Report Presentation and Disclosure” and AASB 1040 “Statement of Financial Position” for the first time in the preparation of this financial report. In accordance with the requirements of these new/revised Standards, comparative amounts have been reclassified in order to comply with the new presentation format. The reclassification of comparative amounts has not resulted in a change to the aggregate amounts of current assets, non-current assets, current liabilities, non-current liabilities or equity, or the net profit/loss of the company as reported in the prior year financial report.

2	REVENUE

	Consolidated
	2001 $M	2000 $M	1999 $M
Revenue from operating activities
Gold	1,251.9	936.0	923.4
Metals	257.7	288.6	423.0
Other	34.1	99.0	9.7

	1,543.7	1,323.6	1,356.1

Interest revenue
—Other parties	27.8	21.7	24.8
—Related parties	0.4	3.5	6.8

	28.2	25.2	31.6

Revenue from non-operating activities
Proceeds on sale of investments	130.3	173.4	72.5
Proceeds on sale of property, plant and equipment	22.6	39.6	173.4
Insurance claims proceeds receivable	12.9	1.5	11.2
Gain on redesignation of gold hedging	—	—	147.7
Other	17.8	20.1	32.3

	183.6	234.6	437.1

	1,755.5	1,583.4	1,824.8

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

3	OPERATING PROFIT
	Consolidated
	2001	2000	1999
	$M	$M	$M
Profit/(loss) from ordinary activities before income tax includes the following specific net gains and expenses:
Net gains
Net gains on disposal of:
—Property, plant & equipment	20.5	4.1	2.8
Deferred hedge gain amortisation	92.6	91.4	92.3
Expenses
Amortisation
—Mine properties	169.4	57.9	54.5
—Goodwill	3.6	6.5	5.2
—Other	—	1.7	0.8
Depreciation
—Land and buildings	2.2	0.5	1.8
—Plant and equipment	111.7	74.1	97.2

Total depreciation and amortisation (i)	286.9	140.7	159.5

Royalties	27.6	14.9	14.1
Borrowing costs
—Interest and finance charges	124.9	82.4	52.4
—Less amount capitalised—qualifying assets	(12.9)	(15.7)	(4.0)

Borrowing costs expensed	112.0	66.7	48.4

Additions to/(reductions in) provisions for
—Directors’ entitlements	1.5	1.3	0.2
—Employee entitlements	13.7	(1.7)	(3.3)
—Mine completion costs	1.4	17.3	56.7
—Doubtful debts	(0.7)	(15.0)	15.5
—Other	2.2	8.0	0.7

Auditors’ remuneration	$	$	$

Audit Services
Auditors of the company	869,000	748,000	675,000
Other auditors	425,000	659,000	461,000

Other Services
Auditors of the company	854,000	382,000	266,000
Other auditors	2,000	52,000	53,000

(i)	Amortisation and depreciation rates were recalculated during the year to reflect the increase in mineable reserves. The effect has been to reduce these expenses by $12.9 million (2000: a reduction of $27.0 million; 1999 a reduction of $6.2 million).

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

4	INDIVIDUALLY SIGNIFICANT ITEMS

	Consolidated
	2001 $M	2000 $M	1999 $M
Included in operating profit/(loss) before tax are the following items:
Profit on sale of non-current assets	14.3	36.6	43.6
Gain on redesignation of hedging	—	—	147.7

Net write off of non-current assets to recoverable amount
—development properties	(170.0)	(96.0)	—
—mine properties	(30.0)	—	(149.9)
—investments	(20.0)	—	—
Provision for mine closure	—	—	(60.0)
Exploration expenses
—previously capitalised expenditure	(31.0)	—	—
Purchase consideration expensed	—	(359.0)	—
Equity share of writedowns of associates	—	(60.3)	—
Provision for doubtful debts	—	—	(21.0)

	(251.0)	(515.3)	(230.9)
Included in outside equity interest is the following significant item:

Recognition/(writedown) of outside equity interest in Kasese Cobalt Company Limited	(38.0)	58.0	—

	(274.7)	(420.7)	(39.6)
Applicable income tax benefit	—	—	41.7

	(274.7)	(420.7)	2.1

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

5	INCOME TAX

	Consolidated
	2001	2000	1999
	$M	$M	$M
The income tax expense/(benefit) for the financial year differs from the amount calculated on the profit/(loss). The differences are reconciled as follows:

Operating profit/(loss) before income tax	(103.0)	(285.4)	112.8

Prima facie income tax expense/(benefit) calculated at applicable tax rate on the profit/(loss) from ordinary activities	(35.0)	(102.7)	40.6

Tax effect of permanent differences
Non-deductible depreciation and amortisation	1.5	3.2	7.8
Adjustment to carrying value of assets	78.5	34.6	22.6
Purchase consideration expensed	—	129.2	—
Equity accounted results	—	14.5	(0.8)
Research and development and investment allowance	(0.6)	(0.9)	(0.1)
Capital losses recouped	(37.7)	(45.8)	(79.3)
Non-assessable revenue items	(3.6)	(11.9)	(1.3)
Non-deductible exploration	0.6	0.2	1.0
Other non-deductible items	2.1	5.8	13.5

Income tax adjusted for permanent differences	5.8	26.2	4.0
Change in company tax rates from 1 July 2000	(1.0)	(8.5)	—
Benefit of prior year losses recouped	(1.4)	—	—
Losses not recognised/(recognised) as future income tax benefits	24.2	32.9	(11.0)

	27.6	50.6	(7.0)
Over provision in previous years	(7.2)	(13.3)	(1.7)

Income tax expense/(benefit) attributable to operating profit/(loss)	20.4	37.3	(8.7)

Adjustment to deferred income tax balances

Legislation reducing the Australian company income tax rate from 36% to 34% in respect of the 2000-2001 income tax year and then to 30% from the 2001-2002 income tax year was announced on 21 September 1999 and received Royal Assent on 10 December 1999. As a consequence, deferred tax balances which are expected to reverse in the 2000-2001 or a later income tax year have been remeasured using the appropriate new rates, depending on the timing of their reversal.

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

6	DIVIDENDS

	Consolidated
	2001	2000	1999
	$M	$M	$M
Ordinary shares
Interim dividend paid (2.5 cents per share) (2000: 2.5 cents per share, 1999: 2.5 cents per share)
Franked at 36 percent	—	18.3	21.3
Franked at 34 percent	19.4	—	—
Unfranked	24.7	25.2	21.2

	44.1	43.5	42.5

Final dividend declared (nil) (2000: 3.5 cents per share, 1999: 3.5 cents per share)
Franked at 36 percent	—	—	30.1
Franked at 34 percent	—	27.0	—
Unfranked	—	34.3	30.0

	—	61.3	60.1

Total dividends provided for or paid (2.5 cents per share) (2000 and 1999: 6.0 cents per share)	44.1	104.8	102.6
Over Provision arising from shareholders electing to take shares in lieu of cash dividends under the parent entity’s Share Investment Plan	(13.9)	(10.8)	(21.7)

	30.2	94.0	80.9

Dividends satisfied by the issue of shares under the Dividend Reinvestment and Share Investment Plans	17.1	35.5	49.3
Dividends paid in cash	74.3	68.1	51.7

	91.4	103.6	101.0

Franked dividends

The franked portion of the dividends proposed as at 30 June 2001 will be franked out of existing franking credits or out of franking credits arising from the payment of income tax in the year ending 30 June 2002.

Franking credits available for subsequent financial years at 30% (2000: 34%, 1999: 36%)	23.4	11.9	16.3

The above amounts represent the balance of the franking account as at the end of the financial year, adjusted for:

a)	franking credits that will arise from the payment of the current tax liability

b)	franking debits that will arise from the payment of dividends recognized as a liability at the reporting date

c)	franking credits that will arise from the receipt of dividends recognised as receivables at the reporting date

d)	franking credits that may be prevented from being distributed in subsequent financial years

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

7	CASH ASSETS

	Consolidated
	2001	2000
	$M	$M
Cash	239.4	152.7
Bank bills	65.8	69.4
Gold billion	39.6	23.3

	344.8	245.4

8	RECEIVABLES

	Consolidated
	2001	2000
	$M	$M
Current
Trade debtors	35.7	28.7
Provision for doubtful debts	(0.2)	—

	35.5	28.7

Bank guarantee deposits	—	15.9

Other debtors	86.8	80.3
Provision for doubtful debts	(0.7)	(0.9)

	86.1	79.4
Amounts owing by associated entities	2.1	—

	123.7	124.0

Non-current
Amounts owing by associated entities	0.5	24.8
Provision for doubtful debts	—	(21.9)

	0.5	2.9

Other debtors	11.2	30.0
Provision for doubtful debts	(0.5)	(5.6)

	10.7	24.4

	11.2	27.3

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

9	INVENTORIES

	Consolidated
	2001	2000
	$M	$M
Current
Stores at cost	46.5	34.6
Work in progress
—gold ore stocks at cost	28.4	54.0
—gold ore stocks at net realisable value	47.1	1.9
—base metals at cost	—	1.2
—gold in circuit at cost	28.4	17.9

	103.9	75.0
Finished goods
—base metals concentrate at cost	14.3	2.9
—base metals concentrate at net realisable value	3.9	13.1
—other finished goods at cost	0.9	4.0

	19.1	20.0

	169.5	129.6

10    TAX ASSETS

	Consolidated
	2001 $M	2000 $M
Non-current
Future income tax benefit
Attributable to carry forward tax losses	67.8	59.6
Attributable to timing differences	34.5	26.8

	102.3	86.4

Unbooked future income tax benefits

The consolidated entity has future income tax benefits not brought to account as assets in respect of tax losses of $168.2 million as at 30 June 2001 (2000: $82.5 million)

The potential future income tax benefit will only be realised if:

(i)	the consolidated entity derives future assessable income of a nature and of an amount sufficient to enable the benefit from the losses and deductions to be realised.

(ii)	the consolidated entity continues to comply with the conditions for deductibility imposed by the law; and

(iii)	no changes in tax legislation adversely affect the consolidated entity in realising the benefit from the deductions for the losses.

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

11    INVESTMENTS ACCOUNTED FOR USING THE EQUITY METHOD

		Consolidated
		2001	2000
		$M	$M
Non-current
Associated entities (listed)	note 31	—	76.4
Joint venture entities (unlisted)	note 30	244.0	370.4

		244.0	446.8

12    OTHER FINANCIAL ASSETS

	Consolidated
	2001	2000
	$M	$M
Current
Loans to associated entities	—	49.6
Loans to other corporations	31.9	—
Provision for doubtful debts	(10.6)	—

	21.3	49.6

Non-current
Listed shares at recoverable amount	6.3	52.0

Unlisted shares at recoverable amount	21.0	19.3

Loans to other corporations	115.1	148.7
Provision for doubtful debts	(1.4)	(5.0)

	113.7	143.7

Loans to associated entities	—	56.7

	141.0	271.7

13    DEVELOPMENT PROPERTIES

	Consolidated
	2001 $M	2000 $M
Reconciliation of the carrying amounts of Development Properties at the beginning and end of the current and previous financial year are set out below:
Balance brought forward	310.7	287.0
Expenditure incurred during the year including capitalised interest	100.7	62.6
Acquisitions	230.7	30.4
Transferred from exploration and evaluation	—	28.4
Expenditure written off during the year	(169.2)	(104.0)
Foreign exchange movements	26.6	6.3

Balance carried forward	499.5	310.7

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

13    DEVELOPMENT PROPERTIES (CONT.)

Projects in the development phase include Kasese, Stanwell Magnesium Project, Perama and Yamfo Sefwi.

Assets pledged as security

Refer note 18 for information on assets pledged as security by the parent entity or its controlled entities.

14    EXPLORATION AND EVALUATION EXPENDITURE

Reconciliation of the carrying amounts of Exploration and Evaluation expenditure at the beginning and end of the current and previous financial year are set out below:

	Consolidated
	2001	2000
	$M	$M
Balance brought forward (i)	175.1	189.7
Expenditure incurred during the year	62.8	58.5
Expenditure written off during the year	(89.1)	(46.6)
Transferred to development properties	–	(28.4)
Transferred to mine properties	(6.2)	(3.2)
Acquisition & disposals	3.2	(0.7)
Foreign exchange movements	5.9	5.8

Balance carried forward	151.7	175.1

(i)	A reclassification from property, plant and equipment to capitalized exploration and evaluation expenditure of $46.1 million has been made to more accurately reflect the nature of the projects. This has resulted in a change in the disclosure of the comparative information.

15    PROPERTY, PLANT AND EQUIPMENT

	Consolidated
	2001			2000
	Gross value of assets $M	Accumulated depreciation/ amortisation $M	Net value of assets $M	Gross value of assets $M	Accumulated depreciation/ amortisation $M	Net value of assets $M
Land and buildings at cost	119.2	(51.8)	67.4	57.1	(27.3)	29.8
Mine properties at cost (i)	1,843.9	(729.6)	1,114.3	1,499.1	(587.7)	911.4
Plant and equipment at cost	1,026.7	(486.3)	540.4	850.3	(426.8)	423.5
Capital work in progress	27.9	—	27.9	38.9	—	38.9

	3,017.7	(1,267.7)	1,750.0	2,445.4	(1,041.8)	1,403.6

(i)	A reclassification from property, plant and equipment to capitalized exploration and evaluation expenditure of $46.1 million has been made to more accurately reflect the nature of the projects. This has resulted in a change in the disclosure of the comparative information.

The majority of the land and buildings relate to the mining operations and the Directors consider that the best indicator of their current value is their book value. The buildings are being depreciated over the life of the mine

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

15    PROPERTY, PLANT AND EQUIPMENT (CONT.)

to which they relate, in accordance with the accounting policy stated in Note 1 (n). These land and buildings form an integral part of producing assets and have no significant value beyond the life of the mine. It is considered that the current value of non-mining land and buildings as at 30 June 2001 approximates book value.

Assets pledged as security

Refer note 18 for information on assets pledged as security by the parent entity or its controlled entities.

Reconciliations

Reconciliations of the carrying amounts of each class of property, plant and equipment at the beginning and end of the current and previous financial year are set out below.

		Land and buildings $M	Mine Properties $M	Plant and Equipment $M	Capital Work in Progress $M	Total $M
Consolidated 2001
Carrying amount at start of year		29.8	911.4	423.5	38.9	1,403.6
Additions		16.5	55.1	56.5	5.5	133.6
Disposals		(0.8)	(9.5)	(6.4)	—	(16.7)
Additions through acquisitions of entities	(note 26(e))	23.0	337.8	160.7	—	521.5
Depreciation/amortisation expense	(note 3)	(2.2)	(169.4)	(111.7)	—	(283.3)
Transfers from exploration and evaluation		—	6.2	—	—	6.2
Transfer of capital work in progress		1.0	3.1	12.4	(16.5)	—
Recoverable amount write-off of mine properties		—	(30.0)	—	—	(30.0)
Foreign currency exchange differences		0.1	9.6	5.4	—	15.1

Carrying amount at end of year		67.4	1,114.3	540.4	27.9	1,750.0

16    INTANGIBLE ASSETS

	Consolidated
	2001 $M	2000 $M
Goodwill at cost	93.8	94.2
Accumulated amortisation	(49.6)	(46.7)

	44.2	47.5

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

17    OTHER ASSETS

	Consolidated
	2001	2000
	$M	$M
Current
Prepaid mining costs	111.2	58.9
Prepaid hedging fees	15.1	5.2
Other prepaid expenses	8.9	7.9
Other assets	5.4	—
Assets held for resale	—	51.5

	140.6	123.5

Non-current
Prepaid mining costs	25.7	94.7
Deferred expenses	25.9	12.0
Prepaid hedging fees	13.5	20.5
Prepaid interest	—	10.2
Redesignated hedge gains	37.6	37.6
Other	—	10.0

	102.7	185.0

18    INTEREST BEARING LIABILITIES

	Consolidated
	2001	2000
	$M	$M
Current
Unsecured
Bank loans (i)	—	11.0
Amounts owing to other parties	6.0	10.1

	6.0	21.1
Secured
Bank loans (iii)	108.0	90.0

	114.0	111.1

Non-current
Unsecured
Bank loans (i)	200.1	170.0
US dollar guaranteed notes (ii)	875.7	875.9
Amounts owing to other parties	2.8	22.3

	1,078.6	1,068.2
Secured
Bank loans (iii)	103.2	370.4

	1,181.8	1,438.6

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

18    INTEREST BEARING LIABILITIES (CONT.)

(i)	Unsecured bank loans

Normandy Group Finance Ltd, a wholly owned entity, has a $650 million committed revolving multi-option facility with a syndicate of banks established in November 1997. The facility consists of three tranches. Tranche 1 and Tranche 2 are available to a maximum of $370 million and mature in November 2001. Tranche 3 is a term facility available to a maximum of $280 million and matures in November 2003. All tranches are at an interest rate dependent on the currency drawn plus a margin of 0.60 percent. Interest is paid at the end of each interest period nominated by the borrower, to a maximum of 180 days. As at 30 June 2001 Tranche 1 and Tranche 2 were undrawn (2000: $60 million) and the amount drawn down under Tranche 3 was $200 million (2000: $110 million).

Normandy NFM Limited, a controlled entity, had a $25 million committed revolving multi-option facility which matured in August 2001. As at 30 June 2001, this facility was undrawn (2000: $11 million drawn). Interest was paid at an interest rate dependent on the currency drawn plus a margin of 0.7 percent at the end of each interest period nominated by the borrower, to a maximum of 180 days.

Normandy NFM Limited has a committed short term $10 million overdraft facility, which at 30 June 2001 was undrawn (2000: undrawn).

(ii)	US dollar denominated debt

In July 1998, Normandy Finance Limited (“NFL”) issued US$100 million of seven year 7.5 percent and US$150 million of ten year 7.625 percent guaranteed notes. Interest on the notes is paid semi-annually in arrears. Certain financial instruments were entered into whereby NFL has agreed to exchange the US dollar fixed interest amounts payable on the seven and ten year notes, with the 90 day Australian dollar bank bill rate plus a margin of 1.70 percent and 1.76 percent respectively. The US$250 million has been recorded at $403.2 million (2000: $403.2 million) reflecting the future exchange rate of the hedge transaction.

In April 1998, Normandy Yandal Operations Limited (formerly Great Central Mines Limited) issued US$300 million of ten year 8.875 percent senior unsecured notes. Interest on the notes is paid semi-annually in arrears. Certain financial instruments were entered into whereby Normandy Yandal Operations Limited has agreed to exchange US dollar fixed interest amounts payable with gold interest rate exposure. Of the total, US$183.6 million has been swapped into a gold interest rate exposure, of which half is fixed at 3.87% and half is floating. The floating rate at 30 June 2001 was 2.07% (2000: 1.49%).

(iii)	Secured bank loans

A controlled entity has a loan facility in respect of the Ovacik mine for US$40.0 million, established in December 1996, subsequently refinanced in May 1998 and in April 2000. As at 30 June 2001, the facility was fully drawn (2000: fully drawn), has an interest rate of LIBOR plus 1.0 percent and matures in December 2001.

Details of the financing facilities of the consolidated entity are as follows:

	Available at balance date		Used at balance date		Unused at balance date
	2001 $M	2000 $M	2001 $M	2000 $M	2001 $M	2000 $M
Unsecured bank loans (i)	685.0	710.0	200.1	181.0	484.9	529.0
Secured bank loans (iii)	211.2	460.4	211.2	460.4	—	—

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

18    INTEREST BEARING LIABILITIES (CONT.)

A controlled entity has project financing facilities in respect of the Kasese project totalling US$50.7 million and are at varying interest rates dependent upon the term of each facility (2000: US$58.2 million) from a number of parties. These facilities were fully drawn in the current and prior years.

A controlled entity has project financing facilities in respect of the QMAG project totalling $38.6 million (2000: nil) from a number of parties. At 30 June 2001 these facilities were fully drawn and are at varying interest rates dependent upon the term of each facility.

In the prior year a controlled entity, Yandal Gold Holdings Pty Ltd, had a fully-drawn secured term debt facility amounting to $285 million. The facility was repaid and canceled during the year.

(iv)	Assets pledged as security

The carrying amounts of assets pledged as security are:

	Consolidated
	2001 $M	2000 $M
First Mortgage
Development properties	83.5	239.1

Floating charge
Cash assets	5.1	4.3
Receivables—current	5.6	6.2
Receivables—non current	4.9	5.3
Other assets	12.5	7.8

Total assets pledged as security	111.6	262.7

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

19    PROVISIONS

	Consolidated
	2001 $M	2000 $M
Current
Deferred hedge gain	102.2	100.7
Director’s entitlements	3.9	2.4
Dividends	—	61.3
Employee entitlements	31.7	18.3
Mine completion costs	54.7	32.1
Other	24.3	7.6

	216.8	222.4

Non-current
Deferred hedge gain	151.1	242.0
Deferred mining costs	—	17.3
Employee entitlements	12.5	9.7
Mine completion costs	81.8	110.2
Deferred income	—	9.2
Other	23.5	13.3

	268.9	401.7

20    TAX LIABILITIES

	Consolidated
	2001 $M	2000 $M
Current
Income tax payable	21.8	27.4
Non-current
Deferred income tax liability	255.0	189.3

21    OTHER LIABILITIES

	Consolidated
	2001 $M	2000 $M
Non-current
Deferred exploration liability	72.2	81.3
Unearned income	39.2	—
Deferred royalty liability	28.7	—
Other	0.3	6.0

	140.4	87.3

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

22    CONTRIBUTED EQUITY

	Parent entity
	2001 $M	2000 $M	1999 $M
2,231,293,599 (2000: 1,751,558,731) (1999: 1,717,179,710) Ordinary shares fully paid	1,593.9	1,155.5	1,130.3

During the year the following changes to share capital occurred:

		Number of Shares	2001 $M	2000 $M	1999 $M
Balance at beginning of financial year		1,751,558,731	1,155.5	1,130.3	334.1
Transfer from reserves	(i)	—	—	—	765.7
Exercise of unlisted options—1:1.101 basis		8,998	—	—	0.1
Issue of shares	(ii)	446,100,000	419.8	—	—
Employee share Investment plan issue		1,453,350	1.6	0.5	2.5
Dividend Reinvestment Plan issue	(iii)	17,439,957	17.0	24.7	27.9
Share Investment Plan issue	(iii)	14,732,563	—	—	—

Balance at end of financial year		2,231,293,599	1,593.9	1,155.5	1,130.3

Ordinary Shares

Ordinary shares entitle the holder to participate in dividends and the proceeds on winding up of the company in proportion to the number of and amounts paid on the shares held. On a show of hands every holder of ordinary shares present at a meeting in person or by proxy, is entitled to one vote and upon a poll each share is entitled to one vote.

(i)	Listed Options

At 30 June 2001 there were no listed options on issue. At 30 June 2000 there were 248,537,609 listed options on issue. These were exercisable at $2.50 per option on any business day during the months of January, April, July and October each year. These options expired on 30 April 2001.

(ii)	Issue of shares

On 31 May 2001, 446.1 million shares were issued to a nominee for Franco-Nevada Mining Corporation Limited and its subsidiary for various assets and cash.

(iii)	Share Investment and Dividend Reinvestment Plans

Under the parent entity’s dividend alternatives, holders of ordinary shares may elect to have all or part of their dividend entitlements satisfied by the issue of a new fully paid ordinary shares rather than by being paid in cash.

	Millions of shares
	2001	2000	1999
Weighted average number of ordinary shares used in the calculation of basic EPS	1,806.1	1,738.5	1,701.7

Diluted earnings per share are not materially different from basic earnings per share and therefore are not disclosed.

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

23    RESERVES & RETAINED PROFITS

		Consolidated
		2001 $M	2000 $M	1999 $M
(a) Reserves
Asset revaluation reserve		—	1.9	1.9
Foreign currency translation reserve		71.4	43.1	26.1

		71.4	45.0	28.0

Movement in reserves
Asset revaluation reserve
Balance at beginning of financial year		1.9	1.9	—
Transfer to accumulated losses		(1.9)	—	—
Opening adjustment for adoption of AASB 1016		—	—	1.9

Balance at end of financial year		—	1.9	1.9

Foreign currency translation reserve
Balance at beginning of financial year		43.1	26.1	41.4
Net exchange difference on translation of overseas controlled entities		28.3	17.0	(15.3)

Balance at end of financial year		71.4	43.1	26.1

Share premium reserve
Balance at beginning of financial year		—	—	761.2
Transfer to share capital		—	—	(761.2)

Balance at end of financial year		—	—	—

Capital redemption reserve
Balance at beginning of financial year		—	—	4.5
Transfer to share capital		—	—	(4.5)

Balance at end of financial year		—	—	—

(b) Retained Profits/(accumulated losses)
Retained profits/(accumulated losses) at the beginning of the financial year		(251.9)	124.4	169.3
Adjustment to retained profits at 1 July 1998 as a result of the adoption of revised Accounting Standard AASB 1016 “Accounting for Investment in Associates”		—	—	(67.8)
Transfer from asset revaluation reserve		1.9	—	—
Net profit/(loss) attributable to members of Normandy Mining Limited		(154.6)	(282.3)	103.8
Dividends provided for or paid	(note 6)	(30.2)	(94.0)	(80.9)

Retained profits/(accumulated losses) at the end of the financial year		(434.8)	(251.9)	124.4

(c)    Nature and Purpose of Reserves

(i)	Assets Revaluation Reserve

The asset revaluation reserve was used to record increments and decrements on the revaluation of non-current assets.

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

23    RESERVES & RETAINED PROFITS (CONT.)

(ii)	Foreign Currency Translation Reserve

Exchange differences arising on translation of self-sustaining overseas controlled entities are taken to the foreign currency translation reserve, as described in accounting policy note 1(b).

24    OUTSIDE EQUITY INTERESTS

	Consolidated
	2001 $M	2000 $M	1999 $M
Share capital	173.5	30.4	46.7
Retained profits/(accumulated losses)	(72.8)	(31.2)	19.3
Other reserves	66.8	38.2	24.4

	167.5	37.4	90.4

25    EQUITY

	Consolidated
	2001 $M	2000 $M	1999 $M
Total equity at the beginning of the financial year	986.0	1,373.1	1,498.2
Total changes in equity recognised in the Statement of Financial Performance	(126.3)	(265.3)	22.6
Contributions of equity net of transaction costs	438.4	25.2	30.5
Dividends provided for or paid	(30.2)	(94.0)	(80.9)
Total changes in outside equity interest	130.1	(53.0)	(97.3)

Total equity at the end of the financial year	1,398.0	986.0	1,373.1

26    NOTES TO STATEMENTS OF CASH FLOWS

(a)	Reconciliation of cash

For the purpose of the statement of cash flows, cash includes cash on hand, investments in money market instruments and gold bullion on hand net of outstanding bank overdrafts. Cash at the end of the financial year, as shown in the statement of cash flows, is reconciled to the related items in the statements of financial position as follows:

	Consolidated
	2001 $M	2000 $M	1999 $M
Cash	239.5	152.7	382.5
Bank bills	65.8	69.4	49.6
Gold bullion	39.5	23.3	16.6
Bank overdraft	—	—	(8.8)

	344.8	245.4	439.9

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

26    NOTES TO STATEMENTS OF CASH FLOWS (CONT.)

(b)	Financing facilities

Refer to Note 18 for details of the credit standby arrangements and loan facilities available to the consolidated entity.

(c)	Non-cash financing and investing activities

During the year the consolidated entity entered into a transaction with Franco-Nevada Mining Corporation Limited, under which the consolidated entity issued 446.1 million new ordinary shares to a nominee for Franco-Nevada Mining Corporation Limited and its subsidiary and received US$48million (A$94 million) cash, as well as controlling interests in Normandy Midas Operations Inc and Little River Pty Ltd. The consolidated entity’s investments in BRGM Perou and Mine Or were sold in exchange for cash and shares in Newmont Mining Corporation and Compania de Minas Beunaventura (Beunaventura) totalling $106 million, the Newmont Mining Corporation shares were subsequently traded on-market. The consolidated entity’s investments in and loans to Australian Magnesium Investments in exchange for Australian Magnesium Corporation Limited shares valued at $112 million. During the previous year the Big Bell gold operations were sold to New Hampton Goldfields Limited, with $11.0 million proceeds received in the form of ordinary shares in New Hampton Goldfields Limited. In June 2000, $40.9 million of the acquisition of 100% of Normandy Yandal Operations Limited from Edensor Nominees Pty Ltd was financed by the conversion of a loan to Edensor into shares in Normandy Yandal Operations Limited.

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

26    NOTES TO STATEMENTS OF CASH FLOWS (CONT.)

(d)	Reconciliation of net cash inflow from operating activities to operating profit/(loss) after income tax

	Consolidated
	2001 $M	2000 $M	1999 $M
Operating profit/(loss) after income tax	(123.4)	(322.7)	121.5
Bad and doubtful debts expense	8.5	0.3	25.5
Depreciation and amortisation	286.9	140.7	159.5
Exploration and evaluation written off	89.1	46.6	78.0
Unrealised foreign exchange gain	—	(0.4)	(7.7)
Share of equity accounted (profit)/loss	4.8	40.2	(2.2)
Dividends received from associates	42.6	19.3	8.4
Gain on redesignation of hedging	—	—	(147.7)
Amortisation of deferred hedge gain	(92.6)	(91.4)	—
(Gain)/loss on loan forgiveness	—	2.8	(8.9)
Profit on sale of investments	(14.6)	(2.0)	(9.7)
Profit on sale of other non-current assets	(21.1)	(43.4)	(46.4)
Profit on refinancing of gold loans	—	(1.5)	(5.4)
Write down in carrying value of assets	220.0	521.0	142.8
Loss on sale of investments	—	0.3	10.3
Changes in net assets and liabilities, net of effects from business acquired/disposed:
(Increase)/decrease in receivables	(6.2)	21.6	(23.8)
(Increase)/decrease in inventories	(41.0)	15.3	0.9
Increase in future income tax benefit	(15.9)	(7.6)	(29.1)
(Increase)/decrease in other operating assets	4.9	(39.8)	(4.6)
Increase/(decrease) in trade creditors	(9.5)	(44.4)	67.4
Increase/(decrease) in provision for income tax	(5.6)	7.4	(1.1)
Increase/(decrease) in provision for deferred income tax	2.0	(5.3)	(30.5)
Increase/(decrease) in other provisions	9.0	(41.1)	(25.2)
Decrease in other operating liabilities	(15.8)	—	—

Net cash inflow from operating activities	322.1	215.9	272.0

(e)	Businesses acquired

The consolidated entity entered into a transaction with Franco-Nevada Mining Corporation Limited, under which the consolidated entity received controlling interests in Normandy Midas Operations Inc. and Little River Pty Ltd. The Normandy Group acquired a controlling interest in the Australian Magnesium Corporation group.

During the previous year Normandy Yandal Operations Limited (formerly Great Central Mines Limited) and its controlled entities, and Yandal Gold Holdings Pty Ltd and its controlled entity were consolidated into the consolidated entity for the first time. Centenary Gold Mining was acquired during the 1999 financial year.

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

26    NOTES TO STATEMENTS OF CASH FLOWS (CONT.)

Details of the acquisitions are as follows:

		Consolidated
		2001 $M	2000 $M	1999 $M
Consideration
Cash assets		1.1	18.7	44.6
Shares issued		333.2	—	—
Conversion of loan receivable		49.7	40.9	—
Deferred exploration liability		—	83.2	—

Total		384.0	142.8	44.6

Fair value of net assets acquired
Current assets
Cash		49.4	65.1	0.4
Receivables		12.6	18.6	0.2
Inventories		7.4	19.8	—
Other		1.7	3.1	—
Non-current assets
Mine properties, plant and equipment		521.5	563.9	0.5
Development properties		229.1	110.4	—
Other		6.0	61.8	67.2
Current liabilities
Trade creditors		(39.5)	(72.0)	(3.0)
Provisions		(14.8)	—	—
Other		(1.9)	—	—
Non-current liabilities
Interest bearing liabilities		(48.7)	(834.5)	(27.6)
Provisions		(77.8)	(61.5)	—
Other		(70.1)	(1.4)	—
Foreign currency translation on reserve		—	—	6.9

Net assets acquired		574.9	(126.7)	44.6

Outside equity interest share of businesses acquired		(125.0)	—	—
Prior investment		(65.9)	(89.5)	—
Purchase consideration expensed	(i)	—	359.0	—

Consideration		384.0	142.8	44.6

(i)	This represents the purchase consideration greater than the fair value of the identifiable net assets acquired and, as the amount does not represent goodwill, it has been expensed.

Cash (inflow)/outflow for acquisition

Cash consideration	1.1	18.7	44.6
Less: cash balances acquired	(49.4)	(65.1)	(0.4)

Net (inflow)/outflow of cash	(48.3)	(46.4)	44.2

(f)    Businesses disposed

During the year, the consolidated entity disposed of its investments in Australian Magnesium Investments in exchange for Australian Magnesium Corporation Limited shares, and its investments in and loans to Larvik

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

26    NOTES TO STATEMENTS OF CASH FLOWS (CONT.)

Pigment (Asia Pacific) Sdn Bhd, Larvik (Australia) Limited, Larvik Pigment (Norway) AS. During the previous year the consolidated entity disposed of its Big Bell gold operations, its 50% interest in Australian Magnesium Investments Pty Ltd and its interests in various industrial minerals businesses.

During the 1999 financial year the consolidated entity disposed of its 25.5% interest in the Goldfields Gas Transmission Joint Venture, the assets of Normandy Bow River Diamond Mine Ltd and interests in several controlled entities of Normandy LaSource SA.

Details of disposals are as follows:

	Consolidated
	2001 $M	2000 $M	1999 $M
Consideration
Cash assets	71.8	114.6	205.5
Shares	—	11.0	—
Deferred settlement receivable	—	4.7	—

Total	71.8	130.3	205.5

Book value of assets and liabilities disposed
Current assets
Cash assets	—	8.7	8.7
Receivables	—	19.2	12.8
Inventories	0.6	34.6	4.0
Assets held for re-sale	57.2	—	—
Non-current assets
Receivables	—	—	7.1
Investments	—	0.2	39.2
Property, plant and equipment	7.5	60.7	121.5
Other	7.2	33.7	26.4
Current liabilities
Trade creditors	—	(6.6)	(29.4)
Provisions	—	(20.7)	(0.5)
Interest bearing liabilities	—	—	(5.2)
Non-current liabilities
Interest bearing liabilities	(16.0)	—	(14.2)
Provisions	—	(6.9)	(8.1)
Outside equity interest	—	—	1.8

Net assets disposed	56.5	122.9	164.1
Deferred costs on disposal	0.5	—	—
Net profit on disposal	14.8	7.4	32.7

Consideration	71.8	130.3	196.8

Cash inflow/(outflow) from disposal
Cash consideration	71.8	114.6	205.5
Less: cash balances disposed	—	(8.7)	(8.7)

Net inflow of cash	71.8	105.9	196.8

(g)    Cash not available

A balance of US$20.0 million (2000: US$20.0 million; 1999: US$20.0 million) is being held as security in respect of a project loan facility of a controlled entity.

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

27    SEGMENT INFORMATION

Details of industry segments are as follows:

	Sales Revenue			Assets			Segment Profit
	2001 $M	2000 $M	1999 $M	2001 $M	2000 $M	1999 $M	2001 $M	2000 $M	1999 $M
Gold	1,252.0	936.0	914.6	2,577.4	2,445.9	2,214.2	224.9	(149.4)	118.0
Base metals	191.0	178.1	231.6	159.0	529.8	456.4	(166.3)	(19.4)	12.0
Industrial minerals	69.6	179.7	179.0	394.7	101.0	326.3	(8.2)	43.0	9.7
Exploration	—	—	—	151.7	129.0	189.7	(89.1)	(46.6)	(78.0)

	1,512.6	1,293.8	1,325.2	3,282.8	3,205.7	3,186.6	(38.7)	(172.4)	61.7
Unallocated	31.1	29.8	30.9	563.7	420.5	210.7	(115.9)	(109.9)	42.1

Consolidated total	1,543.7	1,323.6	1,356.1	3,846.5	3,626.2	3,397.3	(154.6)	(282.3)	103.8

The major products/services from which the above segments derive revenue are:

Industry Segments	Products/Services
Gold	Gold and silver
Base Metals	Zinc, copper and lead
Industrial Minerals	Industrial minerals
Exploration	Exploration

Inter-segment pricing is determined on an arm’s length basis.

Geographical Segments

The consolidated entity operates predominantly in Australia.

More than 90% of revenue and profit from ordinary activities relate to operations in Australia.

Details of geographical segments are as follows:

	Sales Revenue			Assets			Segment Profit
	2001 $M	2000 $M	1999 $M	2001 $M	2000 $M	1999 $M	2001 $M	2000 $M	1999 $M
Australia/New Zealand	1,467.2	1,232.9	1,263.7	2,796.7	2,651.4	2,285.6	98.2	(213.6)	142.3
Africa	21.2	20.3	22.2	105.9	246.7	415.8	(194.1)	(34.7)	2.7
North America	18.7	—	—	558.4	75.2	61.8	(17.0)	—	—
South America	—	—	—	176.5	288.9	291.4	7.2	2.0	2.2
Other	36.6	70.4	70.2	209.0	364.0	342.7	(48.9)	(36.0)	(43.4)

Consolidated total	1,543.7	1,323.6	1,356.1	3,846.5	3,626.2	3,397.3	(154.6)	(282.3)	103.8

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

28    CONTROLLED ENTITIES

Details of controlled entities are shown below:

Entity		Country of Incorporation/ Formation
Parent entity
Normandy Mining Limited		Aust
Wholly owned entities of Normandy Mining Limited
ACM (New Zealand) Ltd		NZ
ACM Exploration Pty Ltd	(b)	Aust
ACM Gold Pty Ltd	(b)	Aust
ACM Mines Pty Ltd	(b)	Aust
Armada Resources Pty Ltd	(b)	Aust
Ausdev Investments Pty Ltd	(b)	Aust
Australian Consolidated Minerals Pty Ltd		Aust
Australian Gold Alliance Pty Ltd	(b), (c), (d)	Aust
Australian Metals Corporation Pty Limited	(b), (d), (e)	Aust
Autin Investments BV	(b)	Netherlands
Aztec Finance Pty Ltd	(b)	Aust
Aztec Mining Company Limited	(b)	Aust
Aztec Nominees Pty Ltd	(b)	Aust
Bardini Pty Ltd	(b)	Aust
Big Bell Mines Pty Ltd	(b), (f)	Aust
Blackhill Minerals Ltd		NZ
Clave Pty Ltd	(b)	Aust
Clynton Court Pty Ltd	(b), (e)	Aust
Commercial Minerals Beteiligungs-gesellschaft mbH	(b)	Germany
Dafrico (Overseas) Limited	(b)	Cyprus
Eagle Mining Pty Ltd	(b), (e)	Aust
Gatro Cl		Ivory Coast
GMK Finance Pty Ltd		Aust
GMK Investments Pty Ltd		Aust
Golden Grove Group Investment Holdings Pty Ltd	(b)	Aust
Golden Grove Group Investment Unit Trust		Aust
Great Central Holdings Pty Ltd	(b), (e)	Aust
Great Central Investments Pty Ltd	(b), (e)	Aust
Grillo Zincoli GmbH	(b)	Germany
Hampton Areas Australia Pty Ltd	(b)	Aust
Hampton Jubliee Pty Ltd	(b)	Aust
HTA Pty Ltd	(b), (d)	Aust
Hunter Resources Pty Ltd	(b), (e)	Aust
Kalgoorlie Lake View Pty Ltd		Aust
LaSource Developpement SAS		France
Lachlan Zinc Pty Ltd	(b)	Aust
Linfast Pty Ltd	(b)	Aust
Little River (Resources) Pty Ltd	(b), (d)	Aust

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

28    CONTROLLED ENTITIES (CONT.)

Entity		Country of Incorporation/ Formation
Macapa Pty Ltd	(b)	Aust
Martha Hill Gold Mines Limited	(b)	NZ
Matlock Castellano Pty Ltd	(b), (e)	Aust
Matlock Descanso Pty Ltd	(b), (e)	Aust
Matlock Mining Pty Ltd	(b), (e)	Aust
Metal Traders Australasia Pty Ltd	(b)	Aust
Metals Exploration Pacific Pty Ltd	(b)	Aust
Milmerran Coal Pty Ltd	(b)	Aust
Minera Normandy Argentina SA		Argentina
Minera Normandy Chile Limitada		Chile
Murchison Zinc Pty Ltd		Aust
National Shareholder Services Pty Ltd	(b)	Aust
NGF Limited		Cayman Is
Nicron Resources (US) Pty Ltd	(b)	Aust
NIM Australia Pty Ltd	(b)	Aust
NIM Overseas Pty Ltd	(b)	Aust
Norkal Pty Ltd		Aust
Normandie Service SAS		France
Normandy ACM Management Pty Ltd	(b)	Aust
Normandy ACM Pty Ltd		Aust
Normandy Americas Holdings Limited		Canada
Normandy Anglo Asian Pty Ltd	(d), (b)	Aust
Normandy Anglo Pte Ltd	(d)	Singapore
Normandy Asia Pty Ltd	(b)	Aust
Normandy Asia (Philippines) Inc		Philippines
Normandy Boddington Holdings Pty Ltd		Aust
Normandy Boddington Investments Pty Ltd		Aust
Normandy Boddington Pty Ltd		Aust
Normandy Capital Group Pty Ltd	(b)	Aust
Normandy Carrington Pty Ltd	(b)	Aust
Normandy Cayman Hold Co Inc		Cayman Is
Normandy Central Pty Ltd	(b)	Aust
Normandy Chile Holdings		Cayman Is
Normandy Company (Malaysia) Sdn Bhd		Malaysia
Normandy Consolidated Gold Holdings Pty Ltd		Aust
Normandy Exploration Pty Ltd	(b)	Aust
Normandy Finance Limited		Aust
Normandy French Holdings SAS		France
Normandy GMK Holdings Pty Ltd		Aust
Normandy Gold Exploration Pty Ltd	(b)	Aust
Normandy Gold Holdings Pty Ltd	(b)	Aust
Normandy Gold Investments Pty Ltd	(b)	Aust
Normandy Gold Management Pty Ltd	(b)	Aust

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

28    CONTROLLED ENTITIES (CONT.)

Entity		Country of Incorporation/ Formation
Normandy Gold Marketing & Finance Pty Ltd	(b), (c)	Aust
Normandy Gold Services Pty Ltd	(b)	Aust
Normandy Gold Treasury Pty Ltd		Aust
Normandy Golden Grove Operations Pty Ltd		Aust
Normandy Group Finance Limited		Aust
Normandy Group Gold Pty Ltd	(b)	Aust
Normandy Group Searches Pty Ltd	(b)	Aust
Normandy Group Trading Pty Ltd	(b)	Aust
Normandy GRPL Pty Ltd	(b)	Aust
Normandy Holdings BV		Netherlands
Normandy Insurance Pte Ltd		Singapore
Normandy International Exploration Pty Ltd	(b)	Aust
Normandy International Group BV		Netherlands
Normandy International Holdings Pty Ltd		Aust
Normandy Investments BV		Netherlands
Normandy Kaltails Pty Ltd	(b)	Aust
Normandy Latin America Holdings Inc		Cayman Is
Normandy Latin America Inc		Canada
Normandy LaSource Kazakstan BV		Netherlands
Normandy LaSource SA		France
Normandy Lore Pty Ltd	(b)	Aust
Normandy Madencilik AS	(c)	Turkey
Normandy Metals Pty Ltd		Aust
Normandy Midas Operations Inc	(d)	USA
Normandy Mildite Pty Ltd	(b)	Aust
Normandy Minerals Pty Ltd	(b)	Aust
Normandy Mining Finance Pty Ltd		Aust
Normandy Mining Holdings Pty Ltd		Aust
Normandy Mining Investments Pty Ltd	(b)	Aust
Normandy Mining Kazakstan Pty Ltd	(b)	Aust
Normandy Mining Services (Canada) Inc		Canada
Normandy Mining Services Pty Ltd		Aust
Normandy Mt Keith Pty Ltd	(b)	Aust
Normandy NGL Holdings Pty Ltd		Aust
Normandy US Inc.	(d)	USA
Normandy Overseas Holding Company Sdn Bhd		Malaysia
Normandy Pacific Energy Pty Ltd	(b)	Aust
Normandy Pacific Pty Ltd	(b)	Aust
Normandy Pajingo Pty Ltd		Aust
Normandy Pastoral Pty Ltd	(b)	Aust
Normandy Pipelines Finance Pty Ltd	(b)	Aust
Normandy Pipelines Pty Ltd	(b)	Aust
Normandy Power Pty Ltd		Aust

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

28    CONTROLLED ENTITIES (CONT.)

Entity		Country of Incorporation/ Formation
Normandy PT Pty Ltd	(b)	Aust
Normandy Resources Ltd	(b)	UK
Normandy Shelf (No.3) Pty Ltd	(b)(d)	Aust
Normandy Spain Holdings SL	(b)	Spain
Normandy Treasury Pty Ltd	(b)	Aust
Normandy Wiluna Gold Pty Ltd	(b)(e)	Aust
Normandy Wiluna Metals Pty Ltd	(b)(e)	Aust
Normandy Wiluna Mines Pty Ltd	(b)(e)	Aust
Normandy Woodcutters Pty Ltd	(b)	Aust
Normandy Wownaminya Pty Ltd		Aust
Normandy Yandal Operations Limited	(e)	Aust
North Kalgurli Mines Pty Ltd		Aust
NP Kalgoorlie Pty Ltd		Aust
Oberon Oil Pty Ltd	(b)	Aust
Orelia Pty Ltd	(b)	Aust
Oremet Pty Ltd	(b)	Aust
Pacific Minerals & Metals Pty Ltd	(b)(f)	Aust
Pacific-Nevada Mining Pty Ltd	(b)(d)	Aust
Pan Ocean Finance Pty Ltd	(b)(f)	Aust
Pan Ocean Resources Pty Ltd	(b)	Aust
Paringa Mining and Exploration Company Limited		UK
Perpleks Pty Ltd	(b)	Aust
Petrocarb Exploration Pty Ltd	(b)	Aust
Phillip Creek Pastoral Co Pty Ltd	(b)	Aust
Posor Pty Ltd	(b)	Aust
Posdale Pty Ltd	(b)	Aust
PT Normandy Indonesia		Indonesia
Quotidian No.117 Pty Ltd	(b)(e)	Aust
Ranas Bruks AB		Sweden
Sanworth Pty Ltd	(b)	Aust
Sater Pty Ltd	(b)	Aust
Sharevest Pty Ltd	(b)	Aust
Shenreef Pty Ltd	(b)	Aust
Tennant Creek Pastoral Co. Pty Ltd	(b)	Aust
Utal Pty Ltd	(b)	Aust
Waihi Gold Mining Company Ltd		NZ
Welcome Gold Mines Ltd		NZ
Wirralie Gold Mines Pty Ltd	(b)	Aust
Yandal Gold Pty ltd		Aust
Yandal Gold Holdings Pty Ltd		Aust
Martha Holdings Limited		NZ
Waihi Financing Limited		NZ
Waihi Resources Limited		NZ
Waihi Mines Limited		NZ

Partly Owned*

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

28    CONTROLLED ENTITIES (CONT.)

Entity		Country of Incorporation/ Formation	Ownership %
			2001	2000
Australian Magnesium Corporation	(d)	Aust	62.4	36.9
Australian Magnesium Investments Pty Ltd		Aust	100.0	100.0
Australian Magnesium Operations Pty Ltd		Aust	95.0	95.0
Enviromag (Marketing) Pty Ltd		Aust	100.0	100.0
MG Magnesium Pty Ltd		Aust	95.0	95.0
NIM Magmetal Pty Limited		Aust	100.0	100.0
Penhale Investments Pty Ltd		Aust	100.0	100.0
QMC Biotechnology Pty Ltd		Aust	90.0	90.0
QMC (Enviromag) Pty Ltd		Aust	100.0	100.0
QMC Finance Pty Ltd		Aust	100.0	100.0
QMC (Flamemag) Pty Ltd		Aust	100.0	100.0
QMC Investments Pty Ltd		Aust	100.0	100.0
QMC (Kunwarara) Pty Ltd		Aust	100.0	100.0
QMC Refmag Pty Ltd		Aust	100.0	100.0
QMC Refmag (Financing) Pty Ltd		Aust	100.0	100.0
Queensland Magnesia Pty Ltd		Aust	100.0	100.0
Queensland Magnesia (Marketing) Pty Ltd		Aust	100.0	100.0
Starwell Finance Pty Ltd		Aust	100.0	100.0
Banff Resources Ltd		Canada	85.6	85.6
Kasese Cobalt Company Limited		Uganda	63.0	63.0
Companie Minera LJB Normandy Peru SA		Peru	99.0	99.0
Comstaff Proprietary Limited	(b)	Aust	81.4	81.4
Golden Ridge Resources Ltd		Ghana	80.0	80.0
GPS Finance (No.2) Pty Ltd	(b)	Aust	66.7	66.7
GPS Finance Pty Ltd	(b)	Aust	66.6	66.6
Hampton Australia Limited	(a)	Aust	100.0	100.0
Kentau Exploration and Mining Co		Kazakstan	61.0	61.0
LaSource Bolivia Ltd		Bolivia	99.0	99.0
Martha Mining Limited		NZ	67.1	67.1
Mayflower Gold Mines Pty Ltd		Aust	80.0	80.0
Minera LaSource Peru SA	(a)	Peru	100.0	100.0
Normandy Ghana Gold Ltd	(c)	Ghana	92.0	92.0
Normandy LaSource Resources Ltd		UK	99.9	99.9
Normandy Mt Leyshon Limited		Aust	76.4	76.4
Balletto Pty Limited	(b)	Aust	100.0	100.0
Normandy NFM limited		Aust	87.5	84.9
NP Finance (No.2) Pty Ltd	(b)	Aust	66.7	66.7
NP Finance Pty Ltd	(b)	Aust	66.6	66.6
Sociedade de Exploracao de Recursos Minieros Limitada	(a)	Portugal	100.0	100.0
Societe des Mines D’Ity		Ivory Coast	51.0	51.0
Thracean Gold Mining		Greece	80.0	80.0
*	Ownership interest refers to the ownership interest held by the parent entity as listed immediately above the controlled entity.

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

28    CONTROLLED ENTITIES (CONT.)

(a)	The ownership percentage of entities owned between 99.95 percent and 99.99 percent has been rounded up to 100.0 percent.
(b)	These companies are classified as “small” proprietary companies under the Corporations Act 2001 and, accordingly, are relieved from the requirement to prepare audited financial reports under the Corporations Act 2001.
(c)	Entities which underwent a change of name during the year:

Normandy Shelf (No.1) Pty Ltd	to	Normandy Gold Marketing& Finance Pty Ltd
Normandy Shelf (No.2) Pty Ltd	to	Australian Gold Alliance Pty Ltd
Eurogold Madencilik AS	to	Normandy Madencilik AS
Centenary Gold Mining Ltd	to	Normandy Ghana Gold Ltd
(d)	During the year the economic entity acquired and disposed the following entities:

Entity acquired	Date of acquisition	Proportion of shares acquired
		$M	%
Australian Magnesium Corporation	26.7.00	49.7	25.5
Australian Magnesium Investments Pty Ltd
Australian Magnesium Operations Pty Ltd
Enviromag (Marketing) Pty Ltd
MG Magnesium Pty Ltd
NIM Magmetal Pty Ltd
Penhale Investments Pty Ltd
QMC Biotechnology Pty Ltd
QMC (Enviromag) Pty Ltd
QMC Finance Pty Ltd
QMC (Flamemag) Pty Ltd
QMC Investments Pty Ltd
QMC (Kunwarara) Pty Ltd
QMC Refmag Pty Ltd
QMC Refmag (Financing) Pty Ltd
Queensland Magnesia Pty Ltd
Queensland Magnesia (Marketing) Pty Ltd
Stanwell Finance Pty Ltd
Little River (Resources) Pty Ltd	31.05.01	15.4	100.0
HTA Pty Ltd
Pacific Nevada Mining Pty Ltd
Normandy Shelf (No.2) Pty Ltd	1.3.01	—	100.0
Normandy Shelf (No.3) Pty Ltd	1.3.01	—	100.0
Normandy US Inc	31.5.01	—	100.0
Normandy Midas Operations Inc	31.5.01	317.8	100.0
Normandy Anglo Asian Pty Ltd	31.03.01	—	50.0
Normandy Anglo Pte Ltd	31.03.01	—	50.0
Pt Horas Nauli
PHU Bra Mining Ltd

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

28    CONTROLLED ENTITIES (CONT.)

Entity disposed:	Date of disposal	Profit on disposal $M	Remaining interest held %
Hampton Gold Mining Areas Limited	1.7.00	3.5	—
Larvik Pigment (Asia Pacific) Sdn Bhd	31.1.01	(i)	—
Larvik Pigment (Australia) Limited	31.1.01	(i)	—
Larvik Pigment (Norway) AS	31.1.01	(i)	—
Normandy Tennant Creek Pty Ltd	8.6.01	7.5	—

(i)	These companies were disposed of for total profit on sale of $4.1 million.

(e)	These wholly-owned controlled entities have entered into a deed of cross guarantee with Normandy Yandal Operations Limited pursuant to ASIC Class Order 98/1418 (as amended) dated 13 August 1998 and are relieved from the Corporations Act 2001 requirements for preparation, audit, and lodgement of financial reports.

Normandy Yandal Operations Limited and its Controlled Entities represents a “Closed Group” for the purposes of the Class Order, and as there are no other parties to the Deed of Cross Guarantee that are controlled by Normandy Mining Limited, they also represent the ‘Extended Closed Group’.

(f)	The entity has been deregistered since 30 June 2001.

29	JOINT VENTURE OPERATIONS

The consolidated entity’s interests in material unincorporated joint venture operations are as follows:

	% Interest
Name of joint venture operations	2001	2000
KCGM
—Fimiston/Paringa Joint Venture	50.0	50.0
—Kalgoorlie Mining Associates Joint Venture	50.0	50.0
—Mt Percy Joint Venture	50.0	50.0
Boddington Gold Mine Joint Venture	44.4	44.4
Goldfields Power Joint Venture	50.0	50.0
Goldfields Power Joint Venture Number Two	50.0	50.0
Kalgoorlie Tailings Retreatment Project Joint Venture	90.0	90.0
Martha Hill Joint Venture	28.4	28.4
Pajngo Joint Venture	50.0	50.0

These joint venture operations are involved in exploration and mining, except for the Goldfields Power Joint Ventures which are involved in the operation of a power station.

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

29	JOINT VENTURE OPERATIONS (CONT.)

The consolidated entity’s interest in assets employed in the joint venture operations and in other exploration joint ventures which individually are not material, are included in the statements of financial position under the following classifications:

	Consolidated
	2001	2000
	$M	$M
Current assets
Cash assets	7.5	6.4
Receivables	10.5	29.5
Inventories	67.0	55.7
Other	22.5	9.9

	107.5	101.5

Non-current assets
Receivables	0.7	0.7
Exploration and evaluation expenditure	40.3	40.4
Property, plant and equipment	277.9	340.7
Other	24.8	21.7

	343.7	403.5

Total assets	451.2	505.0

Share of capital commitments and contingent liabilities

The consolidated entity’s share of joint venture operations capital expenditure commitments at balance date was $19.8 million (2000: $12.8 million) and of contingent liabilities was $15.8 million (2000: $15.7 million).

30	JOINT VENTURE ENTITIES

The consolidated entity has a significant non-controlling interest in the following joint venture entities:

	Beneficial Interest
Name of joint venture entity and principal activity	2001%	2000%
Australian Magnesium Investments Pty. Ltd—Investment (iii)	—	50.0
BRGM Perou SAS—Mining Investment (ii)	—	49.0
Compagnie Miniere Internationale Or SA—Mining Investment (ii)	—	49.0
TVX Normandy Americas (Canada) Inc.—Gold Mining (i)	49.9	49.9
TVX Normandy Americas (Cayman) Inc.—Gold Mining (i)	49.9	49.9

These joint venture entities are involved in exploration and mining.

(i)	Balance date 31 December.

(ii)	During the year the consolidated entity disposed of its interest in this entity.

(iii)	During the year this entity was consolidated into the consolidated entity for the first time.

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

30	JOINT VENTURE ENTITIES (CONT.)

Equity accounted investment

	Consolidated
	2001 $M	2000 $M	1999 $M
Movements in carrying amount of joint venture entities
Carrying amount at the beginning of the financial year	370.4	418.5	421.1
Share of operating profits/(losses) after income tax	(0.6)	7.4	1.4
Share of dividend income	—	(19.3)	(4.0)
Pre-acquisition dividends	(42.6)	—	—
Acquisition of additional interest in joint venture entities	—	2.1	—
Disposal of interest in joint venture entities	(83.2)	(38.3)	—

Carrying amount at the end of the financial year	244.0	370.4	418.5

Summarised financial position of joint venture entities

Share of assets and liabilities
Current assets	59.9	89.8
Non-current assets	351.2	321.5
Current liabilities	17.0	52.8
Non-current liabilities	92.0	53.9

Share of operating profit
Revenue from ordinary activities	104.8	171.6
Expenses from ordinary activities	(106.7)	(162.5)

Profit/(loss) from ordinary activities before income tax	(1.9)	9.1
Income tax (expense)/benefit relating to ordinary activities	1.3	(1.7)

Net profit/(loss)	(0.6)	7.4

Share of reserves
Accumulated losses
at the beginning of the financial year	(0.3)	(10.4)
at the end of the financial year	(0.6)	(0.3)
Asset revaluation reserve
at the beginning of the financial year	1.9	1.9
at the end of the financial year	—	1.9

31	ASSOCIATED ENTITIES

The consolidated entity has a significant non-controlling interest in the following entities:

	Beneficial interest		Carrying amount
Name of associated entity and principal activity	2001%	2000%	2001 $M	2000 $M
Australian Magnesium Corporation Limited
—Mining of industrial minerals (i)	—	36.9	—	76.4

(i)	Australian Magnesium Corporation Limited (“AMC”) became a controlled entity from 26 July 2000. Share of results reflects the period AMC was an associated entity.

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

31	ASSOCIATED ENTITIES (CONT.)

Consolidated entity’s share of results attributable to associates:

	Consolidated
	2001 $M	2000 $M	1999 $M
Operating profit/(loss)/before income tax	(4.4)	(66.2)	8.2
Income tax (expense)/benefit	—	18.6	(7.4)

Operating profit/(loss) after income tax	(4.4)	(47.6)	0.8

Share of post-acquisition accumulated losses attributable to associates:
Accumulated losses attributable to associates at the beginning of the financial year	(25.3)	(63.5)	(59.9)
Share of net profit/(loss) of associates	(4.4)	(47.6)	0.8
Dividends from associates	—	—	(4.4)
Share of retained earnings on consolidation	29.7	85.8	—

Losses attributable to associates at the end of the financial year	—	(25.3)	(63.5)

Movements in carrying amounts of investments in associates:

	Consolidated
	2001 $M	2000 $M
Carrying amount at the beginning of the financial year	76.4	200.1
Acquisitions at cost	—	71.8
Former associates now consolidated	(72.0)	(147.9)
Share of operating profits/(losses) after income tax	(4.4)	(47.6)

Carrying amount at the end of the financial year	—	76.4

Summarised financial position of associates:
Net profits/(losses) after income tax	—	(17.8)
Assets	—	189.7
Liabilities	—	73.7

32    FINANCIAL INSTRUMENTS

(a)	Objectives of derivative financial instruments

The consolidated entity employs derivative financial instruments, including forward sales contracts, options contracts, swaps and forward rate agreements to manage risk emanating from actual exposures to commodity price risk, foreign exchange risk and interest rate risk. The consolidated entity does not trade derivative financial instruments.

(b)	Gold hedging

The consolidated entity maintains hedging positions to provide certainty over future cash flows and protect revenue against periods of falling prices.

As at 30 June 2001, the consolidated entity had committed to the following types of hedging contracts:

Forward sales contracts

Gold forward sale contracts outstanding are of two types—outright forwards with a floating gold leasing rate and short term rolling contracts.

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

32    FINANCIAL INSTRUMENTS (CONT.)

Under an outright forward the forward price for the gold sale is fixed at the time of entering into the contract. Gold leasing fees are charged for the life of the contract and are set on a periodic basis at the discretion of the consolidated entity. The net price realised is the fixed contract price net of accrued gold leasing fees (paid at maturity of the contract).

Under a short term rolling contract a spot transaction has been entered into and is being rolled periodically, with the new contract price being calculated on a net contango basis at each maturity date.

The 90 day gold lease rate and the 12 month gold lease rate at 30 June 2001 were 1.66% and 1.99% respectively (2000: 0.88% and 1.51%). Over the 12 months to 30 June 2001 the 90 day lease rate has been in the range 0.58% to 4.23% (2000: 0.62% to 9.14%) and averaged 1.29% (2000: 1.876%) and the 12 month lease rate has been in the range 1.25% to 2.69% (2000: 1.30% to 6.56%) and averaged 1.61% (2000: 2.29%).

The consolidated entity normally settles gold forward sale contracts by delivery of the underlying commodity.

Options

If exercised, gold put options are normally settled by delivery of gold.

Forward rate agreements

Forward rate agreements are used to fix future gold leasing rate exposures resulting from the outright forward positions described above. The agreements swap floating gold leasing rates for fixed rates with the transaction net settled at maturity in gold ounces.

(c)	Base metals hedging

Outright forward contracts and options contracts have been entered into by the consolidated entity.

Forward sales contracts

Base metals contracts are net settled against the average price of the pricing month of the physical shipment (in US dollars). A net amount is paid or received by the consolidated entity.

Foreign exchange contracts

Outright forward sales contracts are entered into to hedge US dollar receipts associated with base metals activities.

Options

If exercised, base metals put and call options are net settled against monthly market averages.

The costs of entering into these contracts and any realized or unrealized gains or losses are deferred until the underlying shipment occurs. The gains and losses deferred as at balance date and the periods to which they relate are set out in the table.

(d)	Hedging of other commitments denominated in foreign currencies

Contracts to purchase and sell foreign exchange are entered into to hedge certain commitments denominated in foreign currencies.

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

32    FINANCIAL INSTRUMENTS (CONT.)

(e)	Credit risk

The consolidated entity is exposed to credit related losses in the event of non-performance by counterparties (banks) with respect to the financial instruments, however exposures to individual counterparties are limited in accordance with policy set by the Board.

The maximum credit risk on financial assets, which have been recognised on the balance sheet, other than investments in shares, is generally the carrying amount of the asset.

For off balance sheet financial assets, which are deliverable, including derivatives, credit risk also arises from the potential failure of counterparties to meet their obligations under the respective contracts at maturity. A material exposure arises from gold hedging and the consolidated entity is exposed to loss in the event that counterparties fail to settle on contracts, which are favorable to the consolidated entity. Unrealised gains on these contracts, net of master netting agreements, at balance date are $178.8 million (2000: $73.3 million). In order to mitigate these risks, the Board has approved a list of banks as appropriate counterparties, all rated A- or better by Standard and Poors.

PRECIOUS METALS HEDGING as at 30 June 2001		2001-2002		2002-2003		2003-2004		2004-2012		Total
		Qty Hedged (‘000 oz)	Avg Price (per oz)	Qty Hedged (‘000 oz)	Avg Price (per oz)	Qty Hedged (‘000 oz)	Avg Price (per oz)	Qty Hedged (‘000 oz)	Avg Price (per oz)	Qty Hedged (‘000 oz)	Avg Price (per oz)
Forward sale contracts
Gold outright forwards
($A sold)		1,241	552	1,587	574	986	603	3,510	636	7,324	604
($US sold)		—	—	—	—	—	—	175	494	175	494
Silver outright forwards
($A sold)		1,307	8.08	408	7.83	65	7.87	—	—	1,780	8.02
($NZ sold)		317	10.13	297	9.42	232	9.53	—	—	846	9.72
Options
Gold option positions
(bought $A put)		619	542	167	549	9	572	468	599	1,263	564
(bought EUR put)		—	—	—	—	—	—	—	—	—	—
(bought $US put)		133	299	128	299	130	299	347	343	738	320
(convertible $A put)		—	—	—	—	—	—	1,736	646	1,736	646
Aggregate deferred losses	($M)	(17.9)		(44.2)		(25.9)		(338.4)		(426.4)

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

32    FINANCIAL INSTRUMENTS (CONT.)

PRECIOUS METALS HEDGING as at 30 June 2000		2000-2001		2001-2002		2002-2003		2003-2010		Total
		Qty Hedged (‘000 oz)	Avg Price (per oz)	Qty Hedged (‘000 oz)	Avg Price (per oz)	Qty Hedged (‘000 oz)	Avg Price (per oz)	Qty Hedged (‘000 oz)	Avg Price (per oz)	Qty Hedged (‘000 oz)	Avg Price (per oz)
Forward sale contracts
Gold outright forwards
($A sold)		1,407	529	1,189	557	980	594	4,200	610	7,776	585
($NZ sold)		14	634	—	—	—	—	—	—	14	634
(EUR sold)		13	301	—	—	—	—	—	—	13	301
($US sold)		—	—	—	—	—	—	175	494	175	494
Silver outright forwards
($A sold)		78	8.05	56	7.97	79	7.92	36	7.94	249	7.97
($NZ sold)		585	10.03	—	—	297	9.42	232	9.53	1,114	9.76
Options
Gold option positions
(bought $A put)		612	499	303	537	164	557	607	599	1,686	547
(bought EUR put)		13	280	—	—	—	—	—	—	13	280
(bought $US put)		129	299	132	299	128	301	477	291	866	295
(convertible $A put)		62	569	74	575	200	576	2,050	630	2,386	622
(bought $A call)	(i)	230	504	—	—	—	—	—	—	230	504
(sold $A call)	(i)	4	640	45	545	46	550	525	547	620	548
(sold EUR call)	(ii)	13	335	—	—	—	—	—	—	13	335
Aggregate deferred losses	($M)	(38.6)		(17.9)		(19.3)		(187.6)		(263.4)

(i)	Bought gold $A call options are matched against gold outright forwards ($A sold) to create synthetic put options.
(ii)	The majority of sold gold call options are matched against bought gold put options to create collar structures.

BASE METALS HEDGING
as at 30 June 2001		2001-2002		2002-2003		2003-2004		2004-2005		Total
		Qty Hedged (tonnes)	Avg Price (US$/t)	Qty Hedged (tonnes)	Avg Price (US$/t)	Qty Hedged (tonnes)	Avg Price (US$/t)	Qty Hedged (tonnes)	Avg Price (US$/t)	Qty Hedged (tonnes)	Avg Price (US$/t)
Forward sale contracts
Copper sale contracts outright forwards ($US sold)		2,150	1,855	—	—	—	—	—	—	2,150	1,855
Options
Zinc sale contracts outright forwards ($US sold)		1,500	1,180	—	—	—	—	—	—	1,500	1,180

		A$M	Rate	A$M	Rate	A$M	Rate	A$M	Rate	A$M	Rate
Forward exchange contracts
Sell US dollars—buy Australian dollars		108.7	0.6663	99.3	0.6549	42.0	0.6474	52.9	0.6320	302.9	0.6540
Aggregate deferred gains/ (losses)	($M)	(33.0)		(28.2)		(10.9)		(11.8)		(83.9)

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

32    FINANCIAL INSTRUMENTS (CONT.)

BASE METALS HEDGING
as at 30 June 2000		2000-2001		2001-2002		2002-2003		2003-2010		Total
		Qty Hedged (tonnes)	Avg Price (US$/t)	Qty Hedged (tonnes)	Avg Price (US$/t)	Qty Hedged (tonnes)	Avg Price (US$/t)	Qty Hedged (tonnes)	Avg Price (US$/t)	Qty Hedged (tonnes)	Avg Price (US$/t)
Forward sale contracts
Copper sale contracts outright forwards ($US sold)		425	2,092	—	—	—	—	—	—	425	2,092
Zinc sale contracts outright forwards ($US sold)		3,575	1,161	—	—	—	—	—	—	3,575	1,161
Options
Copper option positions
(bought $US put)		775	1,720	—	—	—	—	—	—	775	1,720
(sold $US call)*	(i)	775	1,960	—	—	—	—	—	—	775	1,960

		A$M	Rate	A$M	Rate	A$M	Rate	A$M	Rate	A$M	Rate
Forward exchange contracts
Sell US dollars—buy Australian dollars		105.6	0.68	112.5	0.67	116.8	0.66	75.2	0.63	410.1	0.66
Aggregate deferred losses		(8.6)		(9.5)		(12.0)		(9.8)		(39.9)

(i)	Sold copper $US call options are matched against bought copper $US put options to create collar structures.

(f)    Interest Rate Risk

The consolidated entity’s exposure to interest rate risk at 30 June 2001 is set out below:

		Floating Interest Rate	Fixed Interest Maturing in			Non Interest Bearing	Total
			< 1 Year	1-5 Years	> 5 Years
Financial assets
Cash assets		239.4					239.4
Bank bills			65.8				65.8
Gold bullion						39.6	39.6
Receivables			24.9		106.0	139.0	269.9
Investments						338.7	338.7

							953.4
Weighted average interest rate	(%)	4.4	6.1		3.0	—

Financial liabilities
Trade creditors						249.8	249.8
Bank overdrafts and bank loans		102.1	206.0				308.1

Gold denominated debt
US dollar guaranteed notes			417.7	125	333.0		875.7
Other borrowings		70.4	32.8				103.2
Other liabilities

							1,536.8
Weighted average interest rate	(%)	5.09	5.87	8.61	7.97	—

Amounts are disclosed net of provisions

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

32    FINANCIAL INSTRUMENTS (CONT.)

The consolidated entity’s exposure to interest rate risk at 30 June 2000 is set out below:

		Floating Interest Rate	Fixed Interest Maturing in			Non Interest Bearing	Total
			< 1 Year	1-5 Years	> 5 Years
Financial assets
Cash assets		101.5	34.8			16.4	152.7
Bank bills			69.4				69.4
Gold bullion						23.3	23.3
Receivables		15.9	76.1	22.7	103.6	183.0	401.3
Investments						585.6	585.6

							1,232.3
Weighted average interest rate	(%)	5.45	6.30	9.25	3.00	—

Financial liabilities
Trade creditors						159.9	159.9
Bank overdrafts and bank loans			636.0			5.4	641.4
Gold denominated debt						5.0	5.0
US dollar guaranteed notes		141.8	303.2	100.0	330.9		875.9
Other borrowings		3.8				26.1	29.9
Other liabilities						87.3	87.3

							1,799.4
Weighted average interest rate	(%)	2.70	7.31	7.45	6.73	—

Amounts are disclosed net of provisions.

(g)    Net fair value of financial assets and liabilities

(i)	Recorded on statement of financial position

The net fair value of cash and cash equivalents and non-interest bearing monetary financial assets and financial liabilities of the consolidated entity approximates their carrying value.

The net fair value of other monetary financial assets and financial liabilities is based upon market prices where a market exists or by discounting the expected future cash flows by the current interest rates for assets and liabilities with similar risk profiles.

Listed equity investments have been valued by reference to market prices prevailing at balance date.

The carrying amounts of all financial assets and financial liabilities approximate net fair value, with the following exceptions:

The market value of listed investments as at 30 June 2001 is $6 million (2000: $86.8 million). The carrying amount of $6.3 million has not been reduced as it does not exceed recoverable amount.

(ii)	Not recorded on statement of financial position

Commodity forward sale contracts, foreign exchange contracts, options and swaps have been valued at the mark-to-market gain or loss, which would arise if the contract were terminated at balance date. These values are disclosed under “Gold hedging”, “Base metals hedging” and “Other commitments denominated in foreign currencies” above.

33    CONTINGENT LIABILITIES

(a)    Guarantees and Indemnities

The consolidated entity has given bank guarantees totalling $56.8 million (2000: $48.8 million) to banks, mining departments and other public utilities.

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

33    CONTINGENT LIABILITIES (CONT.)

Normandy Mining Limited and several of its wholly owned entities have guaranteed a $650 million multi-option, revolving facility provided by a syndicate of banks to Normandy Group Finance Limited, a wholly owned entity of Normandy Mining Limited. At 30 June 2001, the facility was drawn down by $200 million (2000: $170 million).

Normandy Mining Limited and a number of wholly owned entities have guaranteed the obligations of Normandy Finance Limited pursuant to the issue of US$250 million guaranteed unsecured notes.

Normandy Mining Limited and several of its wholly owned entities have provided guarantees over a fully drawn financing facility totaling $38.6 million (2000: $44.1 million) and foreign currency hedging facilities that a syndicate of banks has provided on behalf of Australian Magnesium Corporation Limited (“AMC”), formerly Queensland Metals Corporation Limited. Of the foreign currency hedging facilities totaling a face value of US$155 million (2000: US$155 million) US$124.5 million (2000: US$149 million) is utilised and has a marked to market deficiency of $73.6 million as at 30 June 2001 (2000: $37.4 million).

Normandy Mining Limited and AMC have jointly and severally agreed to indemnify The Ford Motor Company (“Ford”) in respect of an obligation of AMC to reimburse, in certain circumstances, part or all of the US$30 million investment provided by Ford in the Magmetal project. As a result of the transactions completed during the year 2000, AMC has indemnified Normandy Mining Limited in respect of liability under this arrangement in two of the four circumstances in which Normandy Mining Limited may be liable to Ford.

Kasese Cobalt Company Limited, a controlled entity, has arranged loan finance agreements for US$50.7 million with a syndicate of banks. Normandy Mining Limited has provided a guarantee over the facility to the syndicate of banks.

Normandy Mining Limited has guaranteed the obligations of Kasese Cobalt Company Limited in relation to a Cobalt Floor Price Support Agreement with Royal Bank of Scotland.

Controlled entities have provided indemnities to third parities relating to the sale of wholly owned entities of Normandy Mining Limited.

Normandy Mining Limited and several of its wholly-owned entities have guaranteed the obligations of a wholly owned entity both to Esso Australia Resources Limited and SG Australia Limited. The guarantee is in relation to the deferred purchase consideration obligations of the wholly owned entity for the purchase of an additional 35 percent interest in the Golden Grove Joint Venture from Esso Australia Resources Limited. The discounted liability of $6.1 million (2000: $12.2 million) is included in payables in the consolidated statements of financial position.

Wholly-owned entities have provided guarantees over the treasury obligations of other wholly-owned entities. As at 30 June 2001, the aggregate marked to market deferred loss in respect of these obligations is $510.3 million (2000: $303.3 million). Normandy Mining Limited has provided guarantees over the foreign exchange and base metal hedging obligations of various wholly-owned entities.

Normandy Mining Limited has given written confirmation of its present intention to support the operation of certain wholly owned entities which have a net asset deficiency.

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

33    CONTINGENT LIABILITIES (CONT.)

In an action brought by ASIC against Yandal Gold Pty Ltd, the Federal Court found the defendants to have committed various breaches of the Corporations Act 2001 and ordered payment by Edensor Nominees Pty Ltd (“Edensor”) to ASIC of $28.5 million for distribution to former Normandy Yandal Operations Limited shareholders. An appeal by Edensor to the Full Court of the Federal Court, to which Normandy became a party on the application of ASIC, was allowed on the basis that the Federal Court lacked jurisdiction to make the order. This decision was appealed to the High Court, which overturned the Full Federal Court decision. The High Court held that the Federal Court did have jurisdiction to hear and determine the matter and make orders under the Corporations Act 2001. The High Court has sent the matter back to the Full Federal Court to determine Edensor’s appeal on the merits. Prior to the Federal Court appeal and in order to get a stay in enforcement of the original judgement, Normandy paid $28.5 million into Court and Edensor agreed to bear half this amount if it was paid out of Court to former Normandy Yandal Operations Limited shareholders. Following the High Court appeal, the amount paid into Court has been recovered, but if the Full Federal Court determines Edensor’s appeal against Edensor, the consolidated entity will be obliged to pay that amount plus interest to ASIC. Edensor remains bound to the consolidated entity to bear half that amount.

During the year Normandy Mining Limited provided a $90.0 million contingent equity commitment under which AMC may call upon Normandy Mining Limited to subscribe for AMC shares in the event that the Stanwell Magnesium Project does not achieve certain specified production and operating criteria by no later that September 2006.

(b)    Disputes

A dispute exists between Thiess Contractors Pty Ltd (“Thiess”) and Normandy Golden Grove Operations Pty Ltd (“NGGO”), a wholly owned entity, in respect of a claim for additional and unexpected costs arising from the development of the Gossan Hill Project decline. Conciliation procedures have failed to resolve the dispute. Thiess claimed approximately $11 million in damages. NGGO has made a counterclaim of $0.9 million and made an offer of $2.1 million. Litigation in the Supreme Court of Western Australia is proceeding.

Disputes exist between a controlled entity, Banff Resources Ltd, and a third party in respect of a claim for part-ownership in the Kilembe mine. The third party has lodged a claim for specific performance and damages with courts in Uganda and Canada. The disputes are currently awaiting hearing and the controlled entity intends to defend the action.

Orica Australia Limited has commenced proceedings against a former controlled entity Normandy Industrial Minerals Limited (“NIML”), in respect of the supply of sand used in the manufacture of paints. A controlled entity has indemnified the purchaser of NIML in respect of this claim.

Disputes exist between a controlled entity and contractors in respect of the Kasese Cobalt project. Claims have been lodged by contractors for additional payment in respect of extensions of time and additional costs. Claims have either been settled, or are subject to arbitary proceeding, or are being evaluated.

(c)    Other

Normandy Mining Limited provided a guarantee to the Commonwealth Bank of Australia relating to the sale for an amount of $5 million, amortising to nil over a period of 10 years from 1999.

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

33    CONTINGENT LIABILITIES (CONT.)

Normandy Mining Limited has agreed to make an additional payment of US$8 million to Inmet Mining Corporation, in relation to the purchase of its interest in Autin Investments B.V., contingent upon certain conditions relating to construction of mine facilities at Perama Hill being met. Normandy Mining Limited has agreed to make an additional payment of US$3.6 million to Inmet Mining Corporation in relation to the purchase of its interest in Autin Investments BV contingent upon certain conditions relating to production at the Ovacik Mine, being met.

A wholly owned entity has agreed to purchase all the shares in Normandy Anglo Pte Ltd and Normandy Anglo Asia Pty Ltd from Amcorp Exploration (South-East Asia) Limited (Amcorp) under the following terms and conditions, US$1.5 million paid upon the completion of a Bankable Feasibility Study, US$2.5 million paid upon the commencement of commercial production in a designated area, US$2.50 per ounce for the first 200,000 ounces sold by Normandy and thereafter US$5.00 for every ounce sold by Normandy after the initial 200,000 ounces. Normandy Mining Limited has also contracted to make payments for exploration based on the production and exploration results of a controlled entity.

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

34    COMMITMENTS

		Consolidated
		2001 $M	2000 $M
Commitments not otherwise provided for in the financial statements at balance date:
Capital expenditure
Payable not later than 1 year		21.5	26.5
Later than 1 year and not later than 5 years		—	0.2

		21.5	26.7

Non-cancellable operating leases
Payable not later than 1 year		9.5	9.8
Later than 1 year and not later than 5 years		34.1	34.4
Later than 5 years		5.7	13.5

		49.3	57.7

The operating lease commitments include a 7 year lease of various open pit mining and auxiliary equipment at the Kalgoorlie operations. The lease commitments are subject to change if interest rates are different to that assumed in the lease model.

Exploration and mineral leases	(i)
Payable not later than 1 year		19.8	45.4
Later than 1 year and not later than 5 years		47.5	98.8
Later than 5 years		0.1	12.0

		67.4	156.2

Other commitments	(ii)
Payable not later than 1 year		33.5	28.1
Later than 1 year and not later than 5 years		108.5	88.4
Later than 5 years		33.7	44.3

		175.7	160.8

(i)	The consolidated entity has certain obligations to perform minimum exploration work and expend minimum amounts of money in order to maintain rights of tenure over mining and exploration tenements. The annual minimum expenditure will vary from time to time due to the acquisition or relinquishment of licences or mining department variations of the commitment levels by the various mining departments.

(ii)	The consolidated entity has entered into agreements with public utilities under which they supply electricity in several states. Pursuant to those agreements, the entities concerned are liable, or severally liable in the case where a joint venture exists, to pay the respective public utility a line charge for the service. The consolidated entity has also entered into an agreement for minimum use of Goldfields Gas Transmission capacity, equivalent to a total of $102.3 million to 2008.

During the year, a controlled entity provided a US$1 million (2000 US$150 million) committed debt and hedging facility to TVX Cayman Inc (“TVX”), a controlled entity of TVX Gold Inc. Drawdowns under the facility are subject to normal commercial lending covenants. The facility in currently undrawn.

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

34    COMMITMENTS (CONT.)

The consolidated entity has commitments for the payment to Mr. R J Champion de Crespigny of salaries and other remuneration under a ten-year employment contract commencing from 1 July 1999. Obligations arising under this contract are recognised as an expense, and included in Directors’ and Executives’ remuneration, as services are provided to the consolidated entity under the contract. The contract provides for future payments recognising performance, plus an incentive arrangement based on growth in value of the consolidated entity’s investments in the Americas above an agreed benchmark. Total annual payments under the contract are capped at $3.5 million. During the year, no performance or incentive payments were made but, at 30 June 2001, the economic entity recognised $1.5 million (2000: $1.5 million) as an expense by providing pro-rata for the minimum amount due under the ten-year term. As at 30 June 2001, the total accrued was $3.0 million (2000: $1.5 million).

These commitments will be met out of the surplus cash generated by existing operations.

35    RECEIVABLES AND PAYABLES DENOMINATED IN FOREIGN CURRENCIES

The Australian dollar equivalents of foreign currency receivables and payables included in the financial statements, which are not effectively hedged, are as follows:

	Consolidated
	2001 $M	2000 $M
Borrowings

Current
—US Dollars (i)	39.2	33.4
Non-current
—US Dollars (ii)	227.9	193.5

(i)	Represents the unhedged portion of the US$40.0 million loan facility in respect of the Ovacik mine, net of the US$20.0 million cash deposit being held as security for the loan (2000: $33.4 million) translated at an exchange rate of A$1.00:US$0.51 (2000: A$1.00:US$0.60).

(ii)	Represents the unhedged portion of the US$300.0 million senior unsecured notes (see Note 18).

36    EMPLOYEE ENTITLEMENTS

		Consolidated
		2001 $M	2000 $M
Accrued wages and salaries		0.6	2.3

Provision for employee entitlements
—Current	(Note 19)	31.7	18.3

—Non-current	(Note 19)	12.5	9.7

		44.8	30.3

Employee Numbers
		2001	2000
Number of employees at the end of financial year		2,613	2,760

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

36    EMPLOYEE ENTITLEMENTS (CONT.)

The Employee Share Investment Plan

The Company’s Employee Share Investment Plan was approved by special resolution at the annual general meeting of the Company held on 26 November 1991.

Under this plan employees of the consolidated entity are eligible to acquire an annual allocation of 2,000 fully paid ordinary shares after one year of services which rises to 5,000 shares after three years service. The shares are offered at a price determined by the Board (at a discount of up to 5 percent of the prevailing market price) and employees may elect to pay cash for the shares or apply for a loan from the parent entity. Such loans are repayable over a maximum period of 10 years at a concessional rate of interest, which is currently 4 percent. Shares issued under the scheme are non-transferable for a period of one year from the date of issue after which time an application is made for official quotation of the shares.

Details of shares offered and issued to employees under the plan are as follows:

	2001	2000	Plan to Date
Offer date	4 Dec 2000	9 Nov 1999
Total shares offered	5,763,000	7,718,000	32,479,000
Number of eligible employees	1,448	1,864
Offer price	$0.86	$1.11
Acceptance required by	17 Jan 2001	14 Jan 2000
Shares issued	1,453,350	484,300	5,257,614
Number of employees to whom shares were issued	381	138
Issue date	31 Jan 2001	31 Jan 2000
Consideration received	$1,249,881	$537,573	$6,542,735
Market value of the shares on date of issue	$1,380,682	$503,672	$7,137,989

The market price of a Normandy Mining Limited ordinary share at 30 June 2001 was $1.24 (2000: $0.90).

The issue price of shares issued under the plan is recognised as issued capital at the date of issue. Amounts recognised in relation to the year ended 30 June were as follows:

	2001 $’000	2000 $’000
Issued capital	1,258	538

At 30 June 2001 loans arising from the Employee Share Investment Plan to employees who are also Directors of controlled entities totalled $38,943 (2000: $39,613). Loans totalling $20,640 were made during the year to R Greenslade, D Hillier, C Swensson, P Dowd, K G Williams, C O’Connor (2000: $5,550—M Nossal). Instalments and repayments totalling $30,166 were made during the year by R Auld, T Cutbush, J Fehon, P Hastie, R Greenslade, D Hillier, M Nossal, S Sherwood, C Swensson, P Dowd, K G Williams, C O’Connor (2000: $23,825—R Auld, S T Carty, T Cutbush, A de Vere, J Fehon, R Greenslade, P Hastie, I Hershman, D Hillier, M Nossal, S Sherwood, D Smith and C Swensson).

Executive Share Incentive Plan

The Company’s Executive Share Incentive Plan was approved by special resolution at the annual general meeting of the Company held on 26 October 1998.

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

36    EMPLOYEE ENTITLEMENTS (CONT.)

Under this plan Executive Directors, Executives and Employees of the Company and associated entities may be eligible, at the discretion of the Board, to an allocation of rights to unlisted options. These rights vest once certain performance hurdles are met. During and since the end of the financial year an aggregate of 4,112,500 options over shares in Normandy Mining Limited were granted.

Options are granted for nil consideration. Each option carries a right to subscribe for one ordinary share in the Company in certain periods. The exercise price of the option is the weighted average market price per share during the 60 trading days prior to the date of acceptance of the rights to options, less the total amount of dividend per share. The dividend per share is calculated as the higher of the actual dividend per share for the period from the date of acceptance of the rights to options and the exercise date, and the average dividend per share paid by the Company for the 3 years preceding. The minimum exercise price is $1.00. An application is made for official quotation of the shares at the time of issue.

At 30 June 2001 no options had been granted under this plan.

The Employee Share Bonus Plan

The Company’s Employee Share Bonus Plan was established on 26 November 1991. Each year the Board determines whether eligible persons will receive a bonus. The bonus is calculated as a percentage of salary package and is apportioned into two tranches: 50 percent as an allocation of rights to options and 50 percent as cash or as additional allocation of rights to options. Rights to options allocated in lieu of cash vest upon the eligible person’s acceptance of the Company’s offer. Rights to the balance of the options allocated each year vest over the following three years.

Options are granted for nil consideration. Each option carries a right to subscribe for fully paid ordinary shares on any business day up until its expiry date, being five years from the date of issue. For all options, which were vested before 1 May 1996, the employee is entitled to receive 1.101 Normandy shares for each option exercised. For all options, which were vested after 1 May 1996, the employee is entitled to receive one Normandy share for each option exercised. The exercise price of the option is at 5 percent discount to the market price ruling when the allocations are made.

It is management’s intention that no further allocation of rights to options will be made under the plan.

Details of options vested and outstanding under the plan are as follows:

	2001		2000
	Number Issued	Average Price	Number Issued	Average Price
Opening balance	8,129,915	1.69	7,042,765	1.69
Options issued during the period	783,802	1.38	1,572,291	1.67
Options exercised during the year	(8,173)	1.10	—	—
Options cancelled during the year	(1,826,406)	1.22	(485,141)	1.61

Closing balance (i)	7,079,138	1.76	8,129,915	1.69

(i)	1,032,168 (2000: 1,954,478) of these options are convertible to 1.101 shares per option held.

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

36    EMPLOYEE ENTITLEMENTS (CONT.)

The issue price of shares issued under the plan is recognised as issued capital at the date of issue. Amounts recognised in relation to the year ended 30 June were as follows:

	Parent Entity
	2001 $’000	2000 $’000
Issued capital	9	—

37    REMUNERATION OF DIRECTORS AND EXECUTIVES

	Consolidated
	2001 $’000	2000 $’000	1999 $’000
(a) Non-Executive Directors

Amounts paid or payable, or otherwise made available to Directors of entities in the Normandy Mining Limited consolidated entity from entities in the consolidated entity	693	789	869

The following income bands apply in respect of non-executive Directors of Normandy Mining Limited:

	Number
	2001	2000	1999
$0,000-$9,999	1	—	—
$10,000-$19,999	—	—	1
$40,000-$49,999	1	—	1
$70,000-$79,999	1	—	1
$80,000-$89,999	1	1	—
$90,000-$99,999	1	1	—
$100,000-$109,999	—	—	1
$110,000-$119,999	—	1	1
$120,000-$129,999	1	—	—
$130,000-$139,999	—	1	1
$210,000-$219,999*	—	1	—
$230,000-$239,999	—	—	1

*	$Nil (2000: $180,000) was paid on retirement of non-executive Directors during the year (1999: 282,500).

These bands include the remuneration received by non-executive Directors of Normandy Mining Limited from other companies in the Normandy Mining Limited consolidated entity as a result of their directorships and/or membership of committees of Directors.

	Consolidated
	2001 $’000	2000 $’000	1999 $’000
(b) Executive Directors

Amounts paid or payable, or otherwise made available to executive officers who are or were Directors of entities in the Normandy Mining Limited consolidated entity from entities in the consolidated entity	4,976	6,504	4,003

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

37    REMUNERATION OF DIRECTORS AND EXECUTIVES (CONT.)

The following income bands apply in respect of Executive Directors of Normandy Mining Limited:

	Number
	2001	2000	1999
$800,000—$809,999	—	—	1
$1,060,000—$1,069,999	—	—	1
$2,290,000—$2,299,999*	—	1	—
$2,670,000—$2,679,999**	—	1	—
$2,790,000—$2,799,999**	1	—	—

*	$Nil (2000: $1,664,000) was paid to executive Directors on retirement or resignation during the year (1999: Nil).
**	Includes $1,500,000 accrued but not yet paid.

	Consolidated
	2001 $’000	2000 $’000	1999 $’000
(c) Executive Officers

Amounts received or due and receivable by executive officers who are not Directors of Normandy Mining Limited. Executive Officers are those persons within the consolidated entity who have responsibility for the management of affairs of the consolidated entity and the Company and its strategic direction.	5,731	4,337	3,327

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

37    REMUNERATION OF DIRECTORS AND EXECUTIVES (CONT.)

The following income bands apply in respect of executive officers:

	Number
	2001	2000	1999
$130,000—$139,999*	1	—	—
$240,000—$249,999*	—	1	—
$250,000—$259,999	—	1	1
$260,000—$269,999	—	—	1
$280,000—$289,999	—	2	—
$290,000—$299,999	1	—	1
$310,000—$319,999*	—	1	—
$340,000—$349,999	—	1	—
$350,000—$359,999	1	—	2
$360,000—$369,999	—	2	—
$380,000—$389,999	—	—	1
$390,000—$399,999	—	—	1
$400,000—$409,999	—	—	1
$450,000—$459,999	1	1	—
$470,000—$479,999	1	—	—
$490,000—$499,999	1	—	—
$520,000—$529,999	1	—	—
$590,000—$599,999	1	—	—
$620,000—$629,999	—	—	1
$660,000—$669,999	—	1	—
$740,000—$749,999	1	—	—
$760,000—$769,999*	—	1	—
$770,000—$779,999*	1	—	—
$870,000—$879,999*	1	—	—

*	$1,380,000 (2000: $726,000) was paid to executive officers on retirement or resignation during the year (1999: Nil).

38    OTHER RELATED PARTY INFORMATION

Information in respect of related entities of the consolidated entity not disclosed elsewhere in this financial report is as follows:

Directors

The Directors Normandy Mining Limited during the year were:

Mr R J Champion de Crespigny

Mr M S Hamson

Dr P Lassonde (appointed 31 May 2001)

Mr B G McKay

Mr J B Prescott

Mr K H Spencer (appointed 1 December 2000)

Mr B Wheelahan

Remuneration paid or payable or otherwise made available to the Directors of Normandy Mining Limited and its controlled entities is disclosed in Note 37.

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

38    OTHER RELATED PARTY INFORMATION (CONT.)

Transactions with related entities

All transactions with related entities are made on normal commercial terms and conditions.

Transactions with Director-related entities

Loans have been made to an entity associated with the following directors; Mr R J Champion de Crespigny, Mr M S Hamson, Mr B G McKay, Mr B Wheelahan, Mr K H Spencer, Mr D Hillier, Mr B D Kay, Mr J Reynolds, Mr P J Dowd, Mr J B Prescott, Mr K G Williams, Mr C O’Connor and Mr H Umlauff (2000: Mr R J Champion de Crespigny, Rt Hon J D Anthony, Dr I G Gould, Mr M S Hamson, Mr B G McKay, Mr B Wheelahan, Mr L Baertl, Mr M Cutifani, Mr D Hillier, Mr B D Kay, Mr J Reynolds, Mr J Richards, Mr R Robinson and Mr D J Smith) (1999: Mr R J Champion de Crespigny, Rt Hon J D Anthony, Dr I G Gould, Mr M S Hamson, Mr B G McKay, Mr B Wheelahan, and the following directors of controlled entities: Mr L Baertl, Mr M Cutifani, Mr D Hillier, Mr B D Kay, Mr J Reynolds, Mr J Richards, Mr R Robinson and Mr D J Smith).

Interest accrues on the loan at 5% per annum and is payable monthly. The principal amount is repayable on 8 December 2008. The loan is secured over the assets of the related entity.

Amounts recorded in the statement of financial performance and statement of financial position in respect of the above transactions are set out below.

	2001 $’000	2000 $’000	1999 $’000
Current loans receivable	—	—	30,000
Provision for doubtful debts	—	—	(8,500)

	—	—	21,500

Non-current loans receivable	10,866	14,477	171,527
Provision for doubtful debts	(1,387)	(5,000)	(12,500)

	9,479	9,477	159,027

Convertible notes receivable	—	2,457	2,457
Accrued interest	670	686	2,773
Interest revenue	670	686	5,654
Additions/(reductions) to provision for doubtful debts	(2,829)	1,000	21,000
Repayments made	4,691	3,587	5,000
Advances made	1,080	4,583	—
Sales proceeds	—	—	9,258
Less: net book value	—	—	(3,282)

Profit on sales of assets	—	—	5,976
Investments in associates	—	—	10,522

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

38    OTHER RELATED PARTY INFORMATION (CONT.)

Transactions with other related parties

	2001 $’000	2000 $’000	1999 $’000
(a) During the previous year loans of $33.5 million were made to Yandal Gold Holdings Pty Ltd (“YGH”), a former associated entity. YGH subsequently became a controlled entity. Interest recorded in respect of the period for which YGH was an associated entity is set out below. Interest revenue	—	1,997	—

(b) During the previous year a loan of $12 million was made to Australian Magnesium Investments Pty Ltd, a former associated entity. Interest accrued on the loan at the 3 month bank bill swap rate plus a margin of 3%. The loan was repaid in May 2000. Interest revenue	—	420	—

(c) During the year guarantee fees were received by Normandy Mining Limited from Australian Magnesium Corporation (AMC), a former associated entity. AMC subsequently became a controlled entity. Revenue in respect of the period for which AMC was an associated entity is set out below. Other revenue	326	865	825

(d) During the previous year loans were made to Normandy Anglo Asian group companies for mineral exploration. Loans receivable—associates	—	2,196	1,985
Additions to provision for doubtful debts	—	699	2,663

(e) During the previous year interest was charged to BRGM Perou, an associated entity, in respect of loans made.
Interest revenue	—	1,035	1,018

(f) During the year fees were paid for a range of legal services to a firm of which Mr R A Fisher (a Director of controlled entities) is one of a number of partners.
Fees paid	152	175	399
Trade creditors	18	19	23

Ownership interest in related entities

Interests held in controlled entities, joint venture operations, joint venture entities and associated entities are set out in Notes 28, 29, 30 and 31 to the financial statements.

Amounts receivable from related entities

Details of amounts receivable from related entities are set out in Note 8 to the financial statements.

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

38    OTHER RELATED PARTY INFORMATION (CONT.)

Share and share options

Details of all share and share option transactions between Directors of Normandy Mining Limited and any entity in the consolidated entity are as follows:

		Number
		2001	2000	1999
Aggregate number issued during the year:
Ordinary shares
—Normandy Mining Limited	(i)	3,118,064	2,795,142	2,487,613
Aggregate number held at 30 June:
Ordinary shares
—Normandy Mining Limited		73,298,532	69,429,743	68,239,712
—Normandy Mt Leyshon Limited		—	—	10,121
Ordinary share options
—Normandy Mining Limited	(ii)	—	28,858,264	29,565,600

(i)	Includes Share Investment Plan issues and Dividend Reinvestment Plan issues.
(ii)	Listed options expired in April 2001

Other movements in aggregate balances arise through normal on market transactions.

There were no buy-backs of shares or share options during the financial year.

39    SUBSEQUENT EVENTS

Since the end of the financial year, a proposed equity raising by a controlled entity, Australian Magnesium Corporation Ltd, was initially unsuccessful. Following additional negotiations in relation to alternate funding sources, it is the Directors’ expectation that the equity raising will successfully proceed. No adjustment is required to the reported results and no material impact on the financial results for the subsequent period is expected.

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

40    RECONCILIATION TO US GAAP

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Australia (“A-GAAP”), which differ in certain significant respects from accounting principles generally accepted in the United States of America (“US GAAP”). The following is a summary of the significant adjustments to net loss attributable to members of the parent entity and total equity required when reconciling such amounts recorded in the consolidated financial statements to the corresponding amounts in accordance with US GAAP, considering the significant differences between A-GAAP and US GAAP.

Subsequent to the issuance of the consolidated entity’s 2001 consolidated financial statements, management determined that an error had been made in the 2001 reconciliation to US GAAP. As a result, the reconciliation to US GAAP and related narrative have been restated. This Note reflects the restated reconciliation amount and narratives. Note 41 includes discussion and quantification of the restatement.

Reconciliation of net loss

		Consolidated
		2001 A$M	2000 A$M
		(As Restated, See Note 41)
Net loss attributable to members of the parent entity in accordance with A-GAAP		(154.6)	(282.3)

US GAAP adjustments:
Foreign currency translation reserve	(a)	(2.2)	—
Gold bullion	(b)	0.8	(1.6)
Business interruption insurance claims	(c)	(8.8)	(1.4)
Derivative financial instruments and hedging activities	(d)	(274.2)	—
Deferred income taxes	(e)	(10.7)	13.3
Investments in associated entities and joint ventures	(f)	—	(23.6)
Impairment of investments	(g)	(18.6)	(59.5)
Investments in listed shares	(h)	15.8	(18.0)
Exploration and evaluation expenditure	(i)	(0.1)	(2.5)
Pilot plant	(j)	(40.3)	—
Impairment of development properties and property, plant and equipment	(k)	18.3	(21.7)
Provision for mine completion costs	(l)	14.0	—
Provision for redundancy and restructuring	(m)	1.6	3.8
Share-based compensation costs	(n)	(0.9)	—
Capitalisation of borrowing costs	(o)	2.4	1.3
Acquisition of and investment in Great Central Mines	(p)	—	8.8
Merger of Group entities	(q)	(71.2)	(179.1)
Outside equity interests	(t)	64.9	(56.8)
Other	(u)	2.0	4.7
Deferred tax effect of US GAAP adjustments		29.9	21.9

Net loss attributable to members of the parent entity in accordance with US GAAP		(431.9)	(592.7)

Earnings per share in accordance with US GAAP:	(v)
Basic and diluted (in cents)		(23.9)	(34.1)
Weighted average shares—basic and diluted (in millions)		1,806.1	1,738.5

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

40    RECONCILIATION TO US GAAP (CONT.)

Reconciliation of shareholders’ equity

		Consolidated
		2001 A$M	2000 A$M
		(As Restated, See Note 41)
Total equity in accordance with A-GAAP		1,398.0	986.0
US GAAP adjustments:
Gold bullion	(b)	(7.6)	(8.4)
Business interruption insurance claims	(c)	(10.2)	(1.4)
Derivative financial instruments and hedging activities	(d)	(509.4)	—
Deferred income taxes	(e)	11.5	22.2
Investments in associated entities and joint ventures	(f)	(99.2)	(99.2)
Impairment of investments	(g)	94.5	113.1
Investments in listed shares	(h)	12.0	(15.4)
Exploration and evaluation expenditure	(i)	(50.6)	(50.5)
Pilot plant	(j)	(40.3)	—
Impairment of development properties and property, plant and equipment	(k)	35.6	17.3
Provision for mine completion costs	(l)	14.0	—
Provision for redundancy and restructuring	(m)	6.0	4.4
Capitalisation of borrowing costs	(o)	20.8	18.4
Merger of Group entities	(q)	309.7	380.9
Employees Share Investment Plan loans	(r)	(1.4)	(2.3)
Dividends	(s)	—	61.3
Outside equity interests	(t)	(148.8)	(90.4)
Other	(u)	(6.7)	(8.7)
Deferred tax effect of US GAAP adjustments		5.3	(30.1)

Total equity in accordance with US GAAP		1,033.2	1,297.2

Rollforward analysis of shareholders’ equity under US GAAP

		Consolidated
		2001 A$M	2000 A$M
		(As Restated, See Note 41)
Balance in accordance with US GAAP, beginning of year		1,297.2	1,937.1
Issue of shares		419.8	—
Employee Share Investment Plan issue		1.6	0.5
Dividend Reinvestment Plan issue		17.0	24.7
Share-based compensation costs	(n)	0.9	—
Declaration of dividends	(s)	(91.5)	(92.8)
Net repayment of Employee Share Investment Plan loans	(r)	0.9	0.5
Change in foreign currency translation reserve, net of tax	(a)	30.5	17.0
SFAS 133 transition adjustment, net of tax	(d)	(231.9)	—
Transfer out of other comprehensive income for cash flow hedges at translation, net of tax	(d)	2.2	—
Change in net unrealised holding gain on available-sale securities, net of tax	(h)	11.6	2.9
Outside equity interests	(t)	6.8	—
Net loss in accordance with US GAAP		(431.9)	(592.7)

Balance in accordance with US GAAP, end of year		1,033.2	1,297.2

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

40    RECONCILIATION TO US GAAP (CONT.)

a.    Foreign currency translation reserve

Under A-GAAP, the foreign currency translation reserve is not adjusted upon disposal of a foreign controlled entity. Under US GAAP, the foreign currency translation reserve attributable to the disposed entity is recognised as part of the gain or loss resulting from the disposal.

b.    Gold bullion

Revenue recognition

Under A-GAAP, gold bullion is recorded as a sale in the period during which it is shipped from the mine, provided it is either sold or delivered to a gold refinery within the normal time span. For US GAAP purposes, revenue from sales of gold bullion is recognised under Staff Accounting Bulletin No. 101: Revenue Recognition in Financial Statements when delivery of third-party refined gold to the customer has occurred, the pricing is either fixed or determinable and collectibility is reasonably assured. As a consequence, revenue recognised under A-GAAP relating to gold bullion which has been shipped from the mine and either sold or delivered to a gold refinery within the normal time span but does not qualify as a sale under US GAAP is reversed at period end. As part of this reversal, the related gold bullion is revalued at cost and put back into inventory for US GAAP purposes.

Valuation

Under A-GAAP, gold bullion on hand is valued at contract rates for those hedges it is expected to be delivered into. Under US GAAP gold bullion on hand is valued at cost.

c.    Business interruption insurance claims

Insurance claim proceeds

During the years ended 30 June 2001 and 2000, the consolidated entity recognised expected insurance proceeds associated with business interruption claims. This is acceptable under A-GAAP where there is a virtual certainty of recovery from the insurers. Under US GAAP, the recognition of business interruption insurance proceeds is appropriate only when the insurance proceeds are received or a non-refundable amount has been acknowledged in writing by the insurers.

Capitalisation of costs

Under A-GAAP, the consolidated entity capitalised costs incurred during the years ended 30 June 2001 and 2000 to restore underground mine access after a failure of a stope barricade on 26 June 2000. The costs were capitalised as they were expected to be recovered by the proceeds from the business interruption claims notified with its insurers. As such costs relate to repairs rather than capital improvements, the costs are expensed as incurred under US GAAP.

d.    Derivative financial instruments and hedging activities

As explained in Notes 1(e) and 32, derivative financial instruments are used to manage risk and are not traded. Under A-GAAP, gains and losses on derivatives designated as hedges are not recognised in the financial statements until the hedged transaction occurs.

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

40    RECONCILIATION TO US GAAP (CONT.)

Transition adjustment on adoption of SFAS 133

For US GAAP purposes, the consolidated entity adopted Statement of Financial Accounting Standards (“SFAS”) No. 133: Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137: Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133 and SFAS No. 138: Accounting for Certain Derivative Instruments and Certain Hedging Activities and related interpretations (collectively referred to as “SFAS 133”) effective 1 July 2000. SFAS 133 requires derivatives to be recorded at their fair value as either an asset or liability in the consolidated statements of financial position. Gains and losses on derivatives, which qualify as cash flow hedges, are accumulated in equity as other comprehensive income and are recognised in earnings when the hedged transaction occurs. Gains and losses on non-qualifying derivatives are recorded in earnings immediately as are the gains and losses on fair value hedges and their hedged items.

On transition to SFAS 133, a loss of $231.9 million after tax ($238.9 million before tax) has been recognised in other comprehensive income in respect of the fair value of qualifying cash flow-type hedges held on 1 July 2000, and a loss of $49.3 million after tax ($52.6 million before tax) has been recognised in the US GAAP earnings for the year ended 30 June 2001 in respect of the fair value of non-qualifying cash flow type hedges held on 1 July 2000. Assets have increased by $27.5 million and liabilities by $308.7 million reflecting the fair values of derivatives qualifying as fair value-type and cash flow-type hedges on transition.

Hedging activities

The majority of the consolidated entity’s derivatives instruments are forward contracts that meet the definition of a derivative but qualify for the normal purchase and sale exemption as they are settled by physical delivery. With the exception of these contracts, the Company has not completed the required documentation, designation and effectiveness assessments required under SFAS 133 for derivatives used in hedging activities. For the year ended 30 June 2001, a net loss of $221.6 million before tax, plus an opening transition adjustment of $52.6 million before tax, resulting in a total net loss of $274.2 million before tax has been recognised in US GAAP earnings. The net loss recognised in US GAAP earnings excluding the transition adjustment reflecting the total movement in fair value of non-qualifying derivative instruments of $115.3 million, a reclassification of the transition adjustment from other comprehensive income of $3.8 million to match hedged transactions affecting earnings in the current year and an unrealised foreign exchange loss of $102.5 million in respect of the US dollar debt as described below.

The consolidated entity does not recognise unrealised foreign exchange gains and losses on the unhedged US dollar debt of a controlled entity in the A-GAAP accounts on the basis that it hedges future US dollar denominated sales; however US GAAP does not permit this treatment and requires the unrealised foreign exchange gains and losses on the US dollar debt to be recognised in the calculation of net profit/(loss).

e.    Deferred income taxes

Temporary differences

Under A-GAAP, timing differences are recorded in the balance sheet as deferred tax assets and liabilities using the liability method of tax effect accounting. Future income tax benefits relating to carry forward tax losses are not recorded as an asset unless the benefit is “virtually certain” of being realised. Realisation of benefits relating

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

40    RECONCILIATION TO US GAAP (CONT.)

to other timing differences must be “beyond reasonable doubt” before they may be booked. Under US GAAP, income taxes are accounted for under the asset and liability method of accounting. Deferred tax assets and liabilities are recognised for the future tax consequences attributable to all differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases as well as operating loss and tax credit carryforwards. Valuation allowances are established when it is “more likely than not” that some or all of the deferred tax assets will not be realised.

Purchase business combinations

In connection with a purchase business combination, US GAAP requires deferred taxes to be provided for the tax effects of differences between the fair values and the tax bases of identifiable assets acquired and liabilities assumed. Deferred taxes are only provided on goodwill when the amortisation of goodwill is deductible for tax purposes in the respective tax jurisdiction. A-GAAP does not require the recognition of deferred taxes arising from fair value adjustments attributable to a purchase business combination.

Unremitted earnings of subsidiaries

Under A-GAAP, deferred taxes are provided on unremitted earnings of subsidiaries when it is known that the funds will be remitted to the parent (other than through a tax-free liquidation). Under US GAAP, there is a presumption that all undistributed earnings will be distributed to the parent by its subsidiaries. This presumption can be overcome if sufficient evidence shows that the subsidiary has invested or will invest the undistributed earnings indefinitely or that the earnings will be remitted in a tax-free liquidation. Unless the presumption is overcome, US GAAP requires the recognition of a deferred tax liability on the unremitted earnings. For foreign subsidiaries, US GAAP also requires deferred taxes to be provided on the related foreign currency translation reserve. Under A-GAAP, there is no such requirement to provide deferred taxes on the related foreign currency translation reserve.

f.    Investments in associated entities and joint ventures

In accordance with the equity method and proportionate consolidation method of accounting, the consolidated entity records its relative share of net profits or losses reported by the associated companies and joint ventures for the periods subsequent to acquisition. Accordingly, this adjustment includes the consolidated entity’s proportionate share of A-GAAP to US GAAP adjustments to the net profit/(loss) of associated companies and joint ventures (other than Great Central Mines—see paragraph (p)).

g.    Impairment of investments

Impairment of investment in associated entity

Under the equity method of accounting, investments in associated entities are recorded at acquisition cost and adjusted for the consolidated entity’s proportionate share of net profits or losses reported by the investee, dividends received from the investee and amortisation of the difference in the underlying equity in net assets of the investee and the cost of the investment (collectively referred to as the “adjusted cost”). Under A-GAAP, investments in associated entities are valued at the lower of adjusted cost or recoverable amount. Each reporting period, the carrying value is assessed. An impairment loss is recorded when the future discounted net cash flows expected to be generated by the investment are less than the carrying value of the investment.

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

40    RECONCILIATION TO US GAAP (CONT.)

Under US GAAP, investments in associated entities are valued at adjusted cost less other than temporary write-downs. At each reporting date, the carrying value is assessed and a write-down is made to the fair value based on quoted market prices (if available) when evidence indicates that the decline in value for a period of six to nine months or more is other than temporary.

At 30 June 2000, a decline in the market price of an associated entity was deemed to be other than temporary. As such, the investment in the associated entity (as adjusted for the proportionate share of A-GAAP to US GAAP adjustments) was written down to the quoted market price under US GAAP. A write-down was not made under A-GAAP as the future discounted net cash flows exceeded the A-GAAP carrying value of the investment.

Reversal of impairment of investment in associated entity

Under A-GAAP, the consolidated entity reversed an impairment charge during the year ended 30 June 2000 related to a prior period write-down of an investment in an associated entity (such write-down was not taken under US GAAP in the prior period as the impairment was not deemed other than temporary). Reversals of impairments are not allowed under US GAAP.

Impairment of investment in mining tenements

Under A-GAAP, the consolidated entity’s investment in mining tenements, subject to bi-annual impairment review, was written down during the year ended 30 June 1994 because the discounted future cash flows were less than carrying value. Under US GAAP, the investment is accounted for as a fixed asset and amortised on a units of production basis over the useful life of the asset. The impairment was not taken under US GAAP during the year ended 30 June 1994, as the undiscounted cash flows were greater than the carrying value of the asset. For US GAAP purposes, the consolidated entity continues to amortise the mining tenements and assesses impairment when events or circumstances indicate that the carrying amount of the asset may not be recoverable.

h.    Investment in listed shares

Under A-GAAP, the listed shares are valued at the lower of cost or recoverable amount. Each reporting period, the recoverable amount is assessed. An impairment loss is recorded when the future discounted net cash flows expected to be generated by the investment are less than the carrying amount of the listed shares.

Under US GAAP, the listed shares are classified as available-for-sale and reported at fair value based on quoted market prices with unrealised gains and losses excluded from earnings and reported, net of tax, in accumulated other comprehensive income until realised. Declines in market value for a period of six to nine months or more judged to be other than temporary are recognised in earnings.

i.    Exploration and evaluation expenditure

Under A-GAAP, the consolidated entity allows exploration and evaluation expenditure to be accumulated for each area of interest and recorded as an asset (subject to a recoverable amount test) if either: (i) it is expected to be recouped through successful development of and production from the area, or by its sale; or (ii) significant exploration or evaluation of the area is continuing. For areas of interest which are not considered to have any commercial value, or where exploration rights are no longer current, the capitalised amounts are written off against earnings.

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

40    RECONCILIATION TO US GAAP (CONT.)

Under US GAAP, exploration and evaluation expenditure (including the cost of feasibility studies) is expensed as incurred for an area of interest until commercial feasibility is established in compliance with Securities Act Industry Guide 7. After an area of interest has been assessed as commercially feasible, expenditures specific to that area of interest for further development are capitalised.

j.    Pilot plant

A controlled entity has capitalised costs under A-GAAP which are associated with the construction, commissioning and maintenance of a pilot plant. The ongoing operation of the pilot plant is not for commercial production but rather to facilitate continued research and development. The capitalised costs associated with the pilot plant will be amortised upon the commencement of commercial production from the full-scale plant. Under US GAAP, costs associated with the design, construction and operation of a pilot plant that is not of a scale economically feasible to the enterprise for commercial production are considered research and development and expensed as incurred.

k.    Impairment of development properties and property, plant and equipment

Under A-GAAP, the recoverable amount of non-current assets including development properties and property, plant and equipment is assessed each reporting period. An impairment loss is recorded when the future discounted net cash flows expected to be generated by the asset are less than the carrying amount of the asset.

Under US GAAP, long-lived assets and goodwill related to those assets is evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of such assets is measured by a comparison of the carrying amount of the asset (as adjusted from A-GAAP to US GAAP) to future undiscounted net cash flows expected to be generated from the assets’ use at the lowest level at which identifiable cash flows are generated. Generally, all assets at a particular mine are used together to generate cash flows. Future cash flows include estimates of recoverable ounces, gold prices (considering historical and current prices, price trends and related factors), production levels, capital and reclamation costs, all based on detailed engineering mine plans. When the cash flow analysis indicates an asset is impaired, the impairment loss to be recognised is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Fair value is determined by quoted market prices, discounted cash flows or other valuation techniques.

The aforementioned differences in impairment evaluation and recognition methodologies has resulted in (i) reversal of A-GAAP impairment losses recognised during the year ended 30 June 2001 relating to the Bronzewing mine assets and during 1999 Ovacik and Kasese mine assets and (ii) the recognition of US GAAP impairment losses on Ovacik assets during the year ended 30 June 2001 and Kasese assets during 2000.

Further impairment adjustments were made in respect of Great Central Mines Limited but these have been described and classified in the US GAAP reconciliation under note (p) below.

l.    Provision for mine completion costs

The consolidated entity recognises a provision for estimated mine completion costs (i.e., rehabilitation expenditure, decommissioning and closure costs) using the incremental method on a units of production basis over the life of the mine from the time production commences. Future total mine completion costs are estimated

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

40    RECONCILIATION TO US GAAP (CONT.)

annually on an undiscounted basis taking into account all current environmental and legal requirements. Under A-GAAP, a material change in estimate of the future total mine completion costs is accounted for in the period the change is made. Under US GAAP, a change in estimate of such costs must be accounted for in the period of change and future periods if the change affects both.

m.    Provision for redundancy and restructuring

Under A-GAAP, the consolidated entity recognised a provision for office closure costs and employee redundancy payments in connection with the intended rationalisation of certain business activities. Under US GAAP, such costs may only be accrued if they are part of a formal restructuring plan approved by management that specifically identifies the significant actions to be taken to complete the plan, activities that will not be continued, the number and job classifications of employees to be terminated, as well as other strict criteria. As all of the criteria for accrual have not been met, payments for restructuring and redundancy are expensed as incurred under US GAAP.

n.    Share-based compensation costs

Under A-GAAP, no cost is attributed to the value of shares or share options granted to employees under the terms of the ownership-based remuneration schemes as disclosed in Note 36. Under US GAAP, the consolidated entity has elected to account for the issuance of shares and share options granted to employees in accordance with Accounting Principles Board Opinion No. 25: Accounting for Stock Issued to Employees and related interpretations (“APB 25”). The consolidated entity’s ownership-based remuneration schemes are accounted for as follows under APB 25:

Employee Share Investment Plan

The Employee Share Investment Plan is deemed to be non-compensatory under APB 25. As such, no compensation expense is recognised for issuances of shares to employees under the Plan.

Executive Share Incentive Plan

The Executive Share Incentive Plan is considered a variable plan under APB 25 as the exercise price is not known at the date of grant. Rights to share options under the Plan vest over three years provided performance hurdles are met. Under APB 25, estimates of compensation cost, measured as the excess of the quoted market price over the estimated exercise price, are recorded prior to the measurement date when management determines that it is probable that the performance hurdles will be met, and adjusted at each balance sheet date for changes in the quoted market price. Compensation expense was recognised under APB 25 during the year ended 30 June 2001, considering the unforfeited performance options outstanding, the quoted market price of the shares and the average elapsed performance period.

Employee Bonus Share Plan

The Employee Share Bonus Plan is considered a fixed plan under APB 25 as the exercise price and number of shares are known at the date of grant. No compensation cost is recognised under APB 25 as the exercise price of the share options exceeded the market price of the stock at the date of grant of the rights to share options.

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

40    RECONCILIATION TO US GAAP (CONT.)

o.    Capitalisation of borrowing costs

Prior to 1 July 1998, all borrowing costs were expensed as incurred under A-GAAP. Effective 1 July 1998, A-GAAP requires interest capitalisation on assets constructed for the consolidated entity’s own use when the asset is under construction for a period greater than 12 months. US GAAP requires the capitalisation of interest on assets constructed for the consolidated entity’s own use (from inception of the consolidated entity), regardless of the length of the construction period.

For purposes of US GAAP, additional interest of $4.3 million and $3.0 million was capitalised during the years ended 30 June 2001 and 2000, respectively. Depreciation of such capitalised interest amounted to $1.9 million and $1.7 million during the respective years.

p.    Acquisition of and investment in Great Central Mines

Goodwill

The consolidated entity purchased Great Central Mines Limited (“GCM”) through a step acquisition over several years, resulting in 100% ownership of the outstanding shares of GCM on 5 April 2000. At each phase of the acquisition, the consolidated entity recorded its pro rata share of the fair value of net identifiable tangible and intangible assets acquired, with the difference recorded as excess purchase consideration and amortised over the maximum period of 20 years under A-GAAP. In accordance with Australian Accounting Standard 1013: Accounting for Goodwill, the excess purchase consideration was written off on 5 April 2000 following assessment by management because the amount did not constitute goodwill as defined under A-GAAP.

Under US GAAP, the SEC does not allow an immediate write-off of purchase price at the acquisition date, or shortly thereafter. As such, the excess purchase price was allocated to goodwill rather than mineral property interests given that excess purchase price was clearly indicated based on the valuations of the mineral properties and other net tangible and intangible assets. The resulting goodwill was amortised over a period of 10 years, approximating the life of the mine. A portion of the equity method goodwill (attributable to the period when the investment in GCM was accounted for under the equity method as disclosed in—US GAAP adjustments) was written off in prior periods due to an other than temporary decline in the market value of GCM.

Because of a prolonged period of low US dollar gold prices as well as a reduction in exploration expenditure in Australia, GCM reviewed asset carrying values for impairment during the fourth quarter of fiscal 2000 and recorded an impairment loss. As a result of the write-downs taken by GCM, the consolidated entity also reviewed the asset carrying values for impairment in the fourth quarter of fiscal 2000 by estimating future undiscounted cash flows to be derived from the assets’ use at the lowest level (mine property) at which identifiable cash flows are generated. Future cash flows include estimates of recoverable ounces, gold prices (considering historical and current prices, price trends and related factors), production levels, capital and reclamation costs, all based on detailed engineering mine plans. As the future undiscounted cash flows were less than the carrying values of the assets, an impairment was considered to exist. The resulting impairment loss was measured as the amount by which the carrying values exceed the fair values of the impaired assets. Goodwill was allocated to the acquired assets tested for recoverability on a pro-rata basis using their relative fair values. As quoted market prices were not available, fair values were determined based on the future cash flows from each mine property discounted at a rate commensurate with the risks. For US GAAP purposes, a $104.2 million write-down of goodwill was made on 30 June 2000 as a result of the impairment analysis.

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

40    RECONCILIATION TO US GAAP (CONT.)

US GAAP adjustments

From 30 June 1999 to the final phase of the acquisition of GCM on 5 April 2000, the consolidated entity held, directly and indirectly, 57.5% of the outstanding shares in GCM. During this period, the consolidated entity accounted for its majority ownership interest in GCM under the equity method of accounting under both A-GAAP and US GAAP. This accounting treatment was adopted given that, pursuant to the Shareholders’ Agreement, the powers of the consolidated entity to control the operations and assets of GCM were restricted through a clause in the agreement that necessitated unanimous Board approval for all decisions in relation to the financial and operating policies of GCM. This adjustment includes the consolidated entity’s proportionate share of A-GAAP to US GAAP adjustments to the net loss of GCM for the period from July 1, 1999 to April 4, 2000.

Equity method

As disclosed in—US GAAP adjustments, the consolidated entity accounted for its investment in GCM under the equity method of accounting from 30 June 1999 to the final phase of the acquisition on 5 April 2000. As GCM sustained losses during this period, the consolidated entity discontinued applying the equity method under A-GAAP when its investment in GCM was reduced to zero. Under US GAAP, the consolidated entity continued to provide for additional losses and reduced its investment in GCM below zero as the financial obligations of GCM were guaranteed by the consolidated entity.

Equity share of write-downs of associates

Under A-GAAP, a portion of the GCM write-off taken on 5 April 2000 (see—Goodwill) was deemed to have occurred prior to this date. Given that the consolidated entity’s investment in GCM was accounted for under the equity method of accounting prior to 5 April 2000 (see—US GAAP adjustments), the proportionate share of this write-off was equity accounted under A-GAAP and recorded in “Equity share of write-downs of associates” during the year ended 30 June 2000. For US GAAP purposes, this amount has been reversed as the impairment write-down under US GAAP occurred subsequent to 5 April 2000 when GCM was wholly-owned.

q.    Merger of Group entities

During the year ended 30 June 1996, the parent company merged with two of the listed entities in the Group. The Australian Securities and Investment Commission (“ASIC”) issued a Class Order which exempted the consolidated entity from complying with the A-GAAP requirement to account for the merger as an acquisition by the parent company. This relieved the consolidated entity from having to record the net assets acquired at fair value based on the market price of the shares issued and enabled the merged assets to be kept at their original book values in the A-GAAP financial statements. Under US GAAP, the merger has been accounted for as an acquisition by the parent company of shares held by the minority shareholders of the two controlled entities. As such, the shares acquired are recorded at fair value based on the quoted market price during the period a few days before and after the merger is agreed to and announced. The purchase price is allocated to the fair values of the identifiable tangible and intangible assets acquired and liabilities assumed, with the excess purchase consideration recorded as goodwill and amortised over a period of the lesser of life of the mine or 15 years. The resulting adjustment from A-GAAP to US GAAP relates to the amortisation of the step-up to fair value offset by prior year impairment write-downs.

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

40    RECONCILIATION TO US GAAP (CONT.)

r.    Employee Share Investment Plan loans

Under A-GAAP, non-recourse loans granted in respect of shares issued to employees under the Employee Share Investment Plan are classified as non-current receivables. Under US GAAP, such loans are classified as a reduction in shareholders’ equity.

s.    Dividends

Under A-GAAP, dividends declared after the balance sheet date and before the issuance of the financial statements are recognised as a provision in those financial statements. Under US GAAP a provision for dividends is only recognised if the dividends are formally declared by the Board of Directors prior to the balance sheet date.

t.    Outside equity interests

Balance sheet classification

Under A-GAAP, outside equity interests in controlled entities are classified as a component of shareholders’ equity. Under US GAAP, the outside equity interests (also referred to as “minority interests”) are classified between liabilities and shareholders’ equity in the consolidated balance sheets.

Allocation of losses

During the year ended 30 June 2000, the consolidated entity allocated losses to outside equity interests for a non-wholly owned entity that resulted in a negative outside equity balance for that entity. Under A-GAAP, where the outside equity interest is a negative amount it can be disclosed as an equity item of the outside equity interest. Under US GAAP, it is not appropriate to reflect the outside equity interests as a negative balance, unless, and to the extent that, the outside equity owners have guaranteed the controlled entity’s debt or have committed to provide additional capital. As no such guarantees or commitments have been made by the outside equity owners, the allocation of losses to outside equity interests made under A-GAAP is not recognised under US GAAP. Accordingly, the allocation of losses to outside equity interests has been reversed under US GAAP during the year ended 30 June 2000.

During the year ended 30 June 2001, the consolidated entity wrote-off a proportion of the negative balance in outside equity interests against earnings. This write-off has been reversed under US GAAP as the original allocation of losses to outside equity interests was not recognised.

US GAAP adjustments

Certain of the A-GAAP to US GAAP adjustments relate to subsidiaries in which there exists an outside equity interest. Such adjustments are attributed to the outside equity interests accordingly.

u.    Other

Other adjustments required when considering the significant differences between A-GAAP and US GAAP include:

Infrastructure bond premium

During the year ended 30 June 1996, the consolidated entity entered into a series of contemporaneous transactions whereby infrastructure bonds were issued and sold, resulting in the realisation of a premium under

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

40    RECONCILIATION TO US GAAP (CONT.)

A-GAAP as the debt was considered to be extinguished. The conditions necessary for extinguishment of debt under US GAAP are more stringent than A-GAAP. Accordingly, the transaction was not considered an extinguishment of debt under US GAAP as the consolidated entity was not legally released from the debt. Under US GAAP, the premium attributable to the issue and subsequent sale of the bonds is amortised over the life of the bonds using the straight-line method, which did not differ materially from the effective interest method.

Larvik Process Technology

During the year ended 30 June 2000, the consolidated entity had an intangible asset (referred to as Larvik Process Technology) arising from the acquisition of the Larvik businesses in 1993. This asset represented the value of the exclusive rights acquired to use a patented method of producing zinc dust from zinc scrap. Prior to the sale of the Larvik businesses in June 2000, the Larvik Process Technology asset was not amortised as the useful life was considered indefinite. Under US GAAP, intangible assets with indeterminate lives are amortised over the maximum period of 40 years. The gain on sale of the Larvik businesses during the year ended 30 June 2000 has been adjusted accordingly for US GAAP purposes to reflect the difference in the asset base.

Asset revaluation reserve

During the year ended 30 June 1999, the consolidated entity booked its share of the post-acquisition movement in the asset revaluation reserve of an associated entity upon adoption of the new equity accounting standard under A-GAAP. The investment in the associated entity was sold on 30 June 2000 and the balance in the asset revaluation reserve was transferred directly to retained earnings in the year ended 30 June 2001. Under US GAAP, this revaluation reserve was not recognised and therefore the profit on sale of the associated entity has been adjusted accordingly in the year ended 30 June 2000.

Deferred financing costs

Under A-GAAP, the ancillary costs incurred in connection with the arrangement of borrowings is deferred and amortised on a straight-line basis over the period of the borrowing. US GAAP requires the use of the effective interest method to amortise such costs, except if the results of an alternative method, such as the straight-line method, does not differ materially from the results obtained from using the effective interest method. As the impact of the difference in using the straight-line method versus the effective interest method is de minimis, no adjustment has been recognised for this difference in accounting.

Estimated future mineable reserves

The Company provides for mine completion costs and depreciates/amortises relevant mining assets over estimated future mineable reserves of the respective mines. For open pit mines, estimated future mineable reserves are comprised of proved and probable reserves. For underground mines, estimated future mineable reserves are based on the informal resource category denoted as High Confidence Resources.

US GAAP requires the use of proved and probable reserves to provide for mine completion costs and to depreciate/amortise relevant mining assets. As the impacts of the differences in using estimated future mineable reserves versus using proved and probable reserves were de minimis, no adjustments have been recognised for these differences in accounting treatment.

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

40    RECONCILIATION TO US GAAP (CONT.)

v.    Earnings per share

Under US GAAP, basic EPS is computed in the same way as A-GAAP by dividing income available to common shareholders by the weighted average number of common shares outstanding for the year. The computation of diluted EPS under US GAAP and A-GAAP is similar to basic EPS, except that it assumes the potentially dilutive securities were converted to shares as of the beginning of the year.

For all years presented, the potentially dilutive securities, such as the share options and convertible bonds, are excluded from the computation of diluted EPS because the effect is antidilutive. As such, diluted EPS is equivalent to basic EPS for the years ended 30 June 2001 and 2000.

w.    Consolidated statements of cash flows

The presentation of the consolidated statements of cash flows in accordance with A-GAAP differs from that required in accordance with SFAS No. 95: Statement of Cash Flows (“SFAS 95”) under US GAAP as follows:

•	Under A-GAAP, gold bullion is classified as a component of cash. Under US GAAP, gold bullion is classified as a component of inventory. Accordingly, the net change in gold bullion is disclosed as a component of cash flows from operating activities for US GAAP purposes.

•	Under A-GAAP, outstanding bank overdrafts are netted against cash. Under US GAAP, the net change in bank overdrafts is disclosed as a component of cash flows from financing activities.

•	Under A-GAAP, cash held in security in respect of a project loan facility is classified as a component of cash. Under US GAAP, deposits and refunds of cash held in security are presented on a gross basis in cash flows from financing activities.

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

40    RECONCILIATION TO US GAAP (CONT.)

Following is a reconciliation of the consolidated statements of cash flows had the statements been prepared using the presentation requirements of SFAS 95 (A-GAAP measurement principles have been adopted):

	Consolidated
	2001 A$M	2000 A$M
Net cash inflow from operating activities, as reported	322.1	215.9
Increase in inventories	(16.3)	(6.7)

Net cash inflow from operating activities, as adjusted	305.8	209.2

Net cash inflow/(outflow) from investing activities, as reported	79.8	(114.8)
Less: Deposits paid—security for bank guarantees	—	1.9
Less: Deposits repaid—security for bank guarantees	(15.9)	—

Net cash inflow/(outflow) from investing activities, as adjusted	63.9	(112.9)

Net cash outflow from financing activities, as reported	(303.8)	(303.7)
Add: Deposits paid—security for bank guarantees	—	(1.9)
Add: Deposits repaid—security for bank guarantees	15.9	—
Net change in bank overdrafts	—	(8.8)

Net cash outflow from financing activities, as adjusted	(287.9)	(314.4)

Net increase/(decrease) in cash, as adjusted	81.8	(218.1)

Cash at beginning of financial year, as reported	245.4	439.9
Less: Gold bullion	(23.3)	(16.6)
Add: Bank overdrafts	—	8.8

Cash at beginning of financial year, as adjusted	222.1	432.1

Effect of changes in exchange rates on cash, as reported	1.3	8.1

Cash at end of financial year, as reported	344.8	245.4

Less: Gold bullion	(39.6)	(23.3)

Cash at end of financial year, as adjusted	305.2	222.1

x.    Other classification differences

Consolidated balance sheets

Under A-GAAP, gold bullion on hand is classified as a component of cash. Under US GAAP, gold bullion on hand is classified as a component of inventory as it is sold in the ordinary course of business.

Under A-GAAP, all deferred tax balances are classified as non-current. Under US GAAP, deferred tax assets and liabilities are classified as current or non-current based on the classification of assets and liabilities to which timing differences relate, or anticipated timing of reversal if they are not associated with any balance sheet items.

Under A-GAAP, advances and loans made to associated entities are classified as receivables. Under US GAAP, such advances and loans made to associated entities are classified in the “investments accounted for using the equity method” account.

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

40    RECONCILIATION TO US GAAP (CONT.)

Consolidated statements of financial performance

Under A-GAAP, the proceeds on sale of investments are reported as revenue from non-operating activities and the book value of investments sold is reported as an expense. Under US GAAP, only the net gain/(loss) on sale of investments is reported in non-operating income/(expense).

Under A-GAAP, the proceeds on sale of property, plant and equipment are reported as revenue from non-operating activities and the book value of assets sold is reported as an expense. Under US GAAP, only the net gain/(loss) on sale of property, plant and equipment is reported in operating income/(expense).

Under A-GAAP, borrowing costs (less amounts capitalised for qualifying assets) are reported as a component of profit/(loss) from ordinary activities. Under US GAAP, borrowing costs (less amounts capitalised for qualifying assets) are reported as a component of non-operating income/(expense).

Under A-GAAP, interest income is reported as other revenue from ordinary activities. Under US GAAP, interest income is reported as a component of non-operating income/(expense).

Under A-GAAP, the share of net profit/(loss) of associates and joint ventures accounted for using the equity method is reported as a component of profit/(loss) from ordinary activities. Under US GAAP, the share of net profit/(loss) of associates and joint ventures accounted for using the equity method is generally reported below non-operating income/(expense) following income tax expense/(benefit).

y.    Mining licences

The Company’s mining licences range between a period of 3 and 25 years, therefore subject to renewal, access to ore deposits is limited to the time covered by the relevant mining lease. There are certain mining leases that expire prior to the Company’s assumed ore production that are factored into depreciation, depletion and amortisation calculations, assets impairment analyses, or other accounting results. The Company has the on-going right of renewal to extend the existing terms of the mining licenses. The Company has been successful in renewing all mining licences to date and believes that it will continue to be successful in the future as it is a perfunctory process only to extend such licenses. Hence, the production included in the Company’s calculations of depreciation/amortisation of relevant mining assets and mine completion accruals is based on the mine life rather than the license period.

41    RESTATEMENT

Subsequent to the issuance of the consolidated entity’s 2001 consolidated financial statements, management determined that an error had been made in the 2001 reconciliation to US GAAP. As a result, the reconciliation to US GAAP as at 30 June 2001 and related narrative has been restated to reflect the following change:

a.    Impairment of development properties and property, plant and equipment

The consolidated entity’s impairment of development properties and property, plant and equipment has been adjusted to reflect the reversal of an impairment write-down related to its Bronzewing operation. Upon further review of the methodology used in the SFAS 121 impairment analysis performed in accordance with US GAAP, management determined that cash flows from derivatives instruments accounted for under SFAS 133 had been

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

41    RESTATEMENT (CONT.)

incorrectly included in the calculations at certain operations. US GAAP precludes the use of cash flows from derivative instruments accounted for under SFAS 133, since these cash flows are already reflected in the balance sheet. The impairment analysis was recalculated at these operations assuming a gold price of A$580 (US $300 and the closing Australian/US dollar exchange rate of $0.51 at 30 June 2001). The A$580 per ounce gold price was higher than the average price of the SFAS 133 derivative instruments and as a result, an impairment loss of A$30 million, which had been recorded for the Bronzewing operation under Australian GAAP, was not required under US GAAP. Accordingly, the reconciliation has been adjusted for this error.

The effect of the restatement is shown in the tables below:

		Consolidated
		2001 A$M	Per Share, Basic and Diluted (in cents)
Net (loss)/profit, as previously reported under US GAAP		(461.9)	(25.6)
Impact of restatement for:
Impairment of development properties and property, plant and equipment	(a)	30.0	1.7

Net (loss)/profit, as restated under US GAAP		(431.9)	(23.9)

		Consolidated
		2001 A$M	Per Share, Basic and Diluted (in cents)
Total equity, as previously reported under US GAAP		1,003.2	55.5
Impact of restatement for:
Impairment of development properties and property, plant and equipment	(a)	30.0	1.7

Net equity, as restated under US GAAP		1,033.2	57.2

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

41    RESTATEMENT (CONT.)

The principal effects of this item on the reconciliation to US GAAP are set forth below:

		Consolidated
		2001 A$M
		As previously reported	As restated
Net loss attributable to members of the parent entity in accordance with A-GAAP		(154.6)	(154.6)
US GAAP adjustments:
Foreign currency translation reserve		(2.2)	(2.2)
Gold bullion		0.8	0.8
Business interruption insurance claims		(8.8)	(8.8)
Derivative financial instruments and hedging activities		(274.2)	(274.2)
Deferred income taxes		(10.7)	(10.7)
Impairment of investments		(18.6)	(18.6)
Investments in listed shares		15.8	15.8
Exploration and evaluation expenditure		(0.1)	(0.1)
Pilot plant		(40.3)	(40.3)
Impairment of development properties and property, plant and equipment	(a)	(11.7)	18.3
Provision for mine completion costs		14.0	14.0
Provision for redundancy and restructuring		1.6	1.6
Share-based compensation costs		(0.9)	(0.9)
Capitalisation of borrowing costs		2.4	2.4
Merger of Group entities		(71.2)	(71.2)
Outside equity interests		64.9	64.9
Other		2.0	2.0
Deferred tax effect of US GAAP adjustments		29.9	29.9

Net loss attributable to members of the parent entity in accordance with US GAAP		(461.9)	(431.9)

Normandy Mining Limited

Notes

to the consolidated financial statements

for the year ended 30 June 2001

41    RESTATEMENT (CONT.)

		Consolidated
		2001 A$M
		As previously reported	As restated
Total equity in accordance with A-GAAP		1,398.0	1,398.0
US GAAP adjustments:
Gold bullion		(7.6)	(7.6)
Business interruption insurance claims		(10.2)	(10.2)
Derivative financial instruments and hedging activities		(509.4)	(509.4)
Deferred income taxes		11.5	11.5
Investments in associated entities and joint ventures		(99.2)	(99.2)
Impairment of investments		94.5	94.5
Investments in listed shares		12.0	12.0
Exploration and evaluation expenditure		(50.6)	(50.6)
Pilot plant		(40.3)	(40.3)
Impairment of development properties and property, plant and equipment	(a)	5.6	35.6
Provision for mine completion costs		14.0	14.0
Provision for redundancy and restructuring		6.0	6.0
Capitalisation of borrowing costs		20.8	20.8
Merger of Group entities		309.7	309.7
Employee Share Investment Plan loans		(1.4)	(1.4)
Outside equity interests		(148.8)	(148.8)
Other		(6.7)	(6.7)
Deferred tax effect of US GAAP adjustments		5.3	5.3

Total equity in accordance with US GAAP		1,003.2	1,033.2

Normandy Mining Limited

Independent Auditors’ Report

To the Board of Directors and Shareholders of Normandy Mining Limited

We have audited the accompanying consolidated statement of financial position of Normandy Mining Limited and its controlled entities as of 30 June 2001 and 2000, and the related consolidated statements of financial performance, cash flows and shareholders’ equity for each of the three years in the period ended 30 June 2001. These consolidated financial statements are the responsibility of the consolidated entity’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in Australia and in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Normandy Mining Limited and its controlled entities as of 30 June 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended 30 June 2001, in conformity with accounting principles generally accepted in Australia.

Accounting principles generally accepted in Australia differ in certain significant respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of net loss for each of the two years in the period ended 30 June 2001 and the determination of total equity as of 30 June 2001 and 2000, to the extent summarised in Note 40 to the consolidated financial statements.

As discussed in Note 41 to the consolidated financial statements, the reconciliation to US GAAP as of 30 June 2001 and for the year ended 30 June 2001 in Note 40 has been restated.

/s/    DELOITTE TOUCHE TOHMATSU

DELOITTE TOUCHE TOHMATSU

Chartered Accountants

Adelaide, South Australia, Australia

21 August 2001, except Note 40 and 41

as to which the date is 12 September 2002

The liability of Deloitte Touche Tohmatsu is limited by, and to the extent of, the Accountants’ Scheme under the Professional Standards Act 1994 (NSW)